Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187348

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the securities described herein and we are not soliciting offers to buy such securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2013

PROSPECTUS SUPPLEMENT

(To prospectus dated June 6, 2013)

3,300,000 Shares

THE CHEFS’ WAREHOUSE, INC.

COMMON STOCK

We are offering 3,300,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CHEF.” The closing sale price of our common stock on September 13, 2013 was $22.61 per share, as reported on the Nasdaq Global Select Market.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the securities described herein or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to The Chefs’ Warehouse, Inc. before expenses	$	$

(1)	See “Underwriting (Conflicts of Interest)” beginning on page S-41 for additional information regarding underwriter compensation.

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase an additional 495,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders will be approximately $560,000 and the total proceeds to the selling stockholders, before expenses, will be approximately $10.6 million. We will not receive any proceeds from the sale of shares by the selling stockholders to the underwriters.

The underwriters expect to deliver the shares to purchasers in book-entry form through the facilities of The Depository Trust Company on or about September     , 2013.

Jefferies	J.P. Morgan	BMO Capital Markets

BB&T Capital Markets	Canaccord Genuity

The date of this prospectus supplement is                     , 2013.

Prospectus

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely upon it. We and the selling stockholders are not, and the underwriters are not, making an offer to sell the securities described herein in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of the respective dates of those documents. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those dates.

Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is comprised of this prospectus supplement which describes the specific terms of this offering and certain other matters relating to us and the selling stockholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, contains a description of our common stock and provides more general information about us, the selling stockholders and securities we or the selling stockholders may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will supersede such information and you should rely on the information in this prospectus supplement.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

On July 27, 2011, we converted our company from a Delaware limited liability company, Chefs’ Warehouse Holdings, LLC, into a Delaware corporation, The Chefs’ Warehouse, Inc. Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Chefs’ Warehouse” refer to Chefs’ Warehouse Holdings, LLC and its subsidiaries prior to the conversion date and The Chefs’ Warehouse, Inc. and its subsidiaries on or after the conversion date. When we refer to the “common stock,” we refer to all shares of our common stock, par value $0.01 per share, offered pursuant to this prospectus supplement.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

BASIS OF PRESENTATION

Our quarterly periods end on the thirteenth Friday of each quarter. Every six to seven years we will add a fourteenth week to our fourth quarter to more closely align our year end to the calendar year. Our fiscal years ended December 28, 2012, December 24, 2010, December 25, 2009 and December 26, 2008 were each comprised of fifty-two weeks. Our fiscal year ended December 30, 2011 was comprised of fifty-three weeks. Fiscal years are identified in this prospectus supplement and the accompanying prospectus according to the calendar year in which the fiscal years end. For example, references to “2012,” “fiscal 2012,” “fiscal year end 2012” or other similar references refer to the fiscal year ended December 28, 2012.

INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include industry and market data that we derived from internal company records, publicly-available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We believe that this data is accurate in all material respects as of the date of the applicable document. You should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-i

TRADEMARKS AND TRADE NAMES

In this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, we refer (without any ownership notation) to several registered and common law trademarks, including Spoleto, Bel Aria, Grand Reserve, Provvista, Argonaut, Praml, Black Falls, Michael’s and The Chefs’ Warehouse. All brand names or other trademarks appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, strategic plans and objectives, cost management, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of cash distributions to our stockholders in the future, if any, and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the following:

■	our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending;

■	a significant portion of our future growth is dependent upon our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions;

■	we may not achieve the benefits expected from our acquisitions, including, but not limited to, our recently completed acquisition of Qzina Specialty Foods North America Inc., or Qzina;

■	we may have difficulty managing and facilitating our future growth;

■	conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network;

■

our increased distribution of center-of-the-plate products following our acquisition of Michael’s Finer Meats, LLC, or Michael’s Finer Meats, like meat, poultry and seafood, involve risks that we have not historically faced;

■	our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures;

■	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

■

because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas;

S-ii

■

damage to our reputation or lack of acceptance of our specialty food products, center-of-the-plate products and/or the brands we carry in existing and new markets could materially and adversely impact our business, financial condition or results of operations;

■	our customers are generally not obligated to continue purchasing products from us;

■

we have experienced losses due to our inability to collect accounts receivable in the past and could experience increases in such losses in the future if our customers are unable to pay their debts to us in a timely manner or at all;

■	product liability claims could have a material adverse effect on our business, financial condition or results of operations;

■	increased fuel costs may have a material adverse effect on our business, financial condition or results of operations;

■

new information or attitudes regarding diet and health or adverse opinions about the health effects of the food products we distribute could result in changes in consumer eating habits, which could have a material adverse effect on our business, financial condition or results of operations;

■	we have significant competition from a variety of sources, and we may not be able to compete successfully;

■	our substantial indebtedness may limit our ability to invest in the ongoing needs of our business;

■	we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all;

■	information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business;

■	our investments in information technology may not produce the benefits that we anticipate;

■	we may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business;

■	our business operations and future development could be significantly disrupted if we lose key members of our management team;

■

our insurance policies may not provide adequate levels of coverage against all claims and fluctuating insurance requirements and costs could negatively impact our profitability, and if we fail to establish proper reserves and adequately estimate future expenses, our self-insured group medical, workers’ compensation liability and automobile liability plans may adversely affect our business, financial condition or results of operations;

■

increases in our labor costs, including as a result of labor shortages, the unionization of some of our associates, the price or unavailability of insurance and changes in government regulation, could slow our growth or harm our business;

■

we are subject to significant governmental regulation, and failure to comply could subject us to enforcement action, recalls or other penalties, which could have a material adverse effect on our business, financial condition or results of operation;

■	we incur increased cost obligations as a result of being a public company;

■	federal, state and local tax rules may adversely impact our business, financial condition or results of operations;

■	this offering is expected to be dilutive;

■	the price of our common stock may be volatile and you could lose all or a part of your investment;

■	concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions;

■	future sales of our common stock, including shares purchased in this offering, in the public market could lower our stock price;

■	if securities analysts and industry analysts downgrade our stock, publish negative research or reports or do not publish reports about our business, our stock price and trading volume could decline;

■	since we do not expect to pay any dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to realize a return on their investment;

S-iii

■	our issuance of preferred stock or debt securities could adversely affect holders of our common stock and discourage a takeover of our company;

■	our ability to raise capital in the future may be limited; and

■

some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks that are set forth under the caption “Risk Factors” beginning on page S-12 in this prospectus supplement, under the caption “Risk Factors” on page 3 of the accompanying prospectus, and in “Part I. Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012, filed with the SEC on March 13, 2013, and “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 29, 2013, filed with the SEC on May 7, 2013, and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2013, filed with the SEC on August 6, 2013. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us.

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PROSPECTUS SUPPLEMENT SUMMARY

Company Overview

We are a premier distributor of specialty food products in the United States and Canada. We are focused on serving the specific needs of chefs who own and/or operate leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores. We believe that we have a distinct competitive advantage in serving these customers as a result of our extensive selection of distinctive and hard-to-find specialty food products, our product knowledge and our customer service.

We define specialty food products as gourmet foods and ingredients that are of the highest grade, quality or style as measured by their uniqueness, exotic origin or particular processing method. Our product portfolio includes over 23,200 stock-keeping units, or SKUs, from more than 2,700 different suppliers and is comprised mostly of imported and domestic specialty food products, such as artisan charcuterie, specialty cheeses, unique oils and vinegars, truffles, caviar, chocolate and pastry products. We also offer an extensive line of center-of-the-plate proteins, including custom cut beef, seafood and hormone-free poultry, as well as broadline food products, such as cooking oils, butter, eggs, milk and flour. When marketing our products to our customers, we focus our efforts on chefs, and we believe that by offering a wide selection of both distinctive and hard-to-find specialty products, together with center-of-the-plate proteins and staple broadline food products, we are able to differentiate ourselves from larger, traditional broadline foodservice distributors, while simultaneously enabling our customers to utilize us as their primary foodservice distributor.

Founded in 1985 as Dairyland USA Corporation, a distributor of butter, eggs and select specialty food products in the New York metropolitan area, we currently serve more than 17,500 customer locations in our fourteen geographic markets across the United States and Canada, including New York, Washington, D.C., Los Angeles, San Francisco, Las Vegas, Miami, Portland, Seattle, Columbus, Cincinnati, Chicago, Vancouver, Edmonton and Toronto. By leveraging an experienced and sophisticated sales force of over 250 sales professionals, we maintain collaborative relationships with thousands of chefs while also acting as a critical marketing arm and route-to-market for many of our suppliers. We operate 19 distribution centers and provide service six days a week in many of our service areas, utilizing our fleet of delivery trucks to fill our customers’ orders.

Since the formation of our predecessor in 1985, we have expanded our distribution network, product selection and customer base both organically and through acquisitions. Since 2009, we have achieved net sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for certain costs, which we refer to as Adjusted EBITDA, and net income compound annual growth rates, or CAGRs, of 24.1%, 31.9% and 16.8%, respectively, as of June 28, 2013. See footnote 2 to Selected Consolidated Financial Data beginning on page S-30 for a reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income, each measure’s most comparable financial measure calculated in accordance with GAAP. During these periods and in prior periods, our sales to both new and existing customers have increased as a result of an increase in the breadth and depth of our product portfolio, our commitment to customer service, the efforts of our experienced and sophisticated sales professionals, the increased use of technology in the operations and management of our business and our ongoing consolidation of the fragmented specialty foodservice distribution industry. Since April 2012, we have completed four acquisitions which have increased our penetration in existing markets, expanded our footprint into new markets and/or enhanced our product capabilities. The up-front purchase prices for these four acquisitions ranged from $19.5 million to $53.5 million, resulting in aggregate up-front cash consideration of more than $127.0 million, which we funded with borrowings under our existing senior secured credit facilities, a portion of which we repaid with proceeds from the issuance of $100.0 million of senior secured notes in April 2013.

Competitive Strengths

We believe that, during our 28-year history, we have achieved, developed and/or refined the following strengths which provide us with a distinct competitive position in the foodservice distribution industry and also the opportunity to achieve superior margins relative to most large broadline foodservice distributors:

Leading Distributor of Specialty Food Products in Many of the Key Culinary Markets. Based on our management’s industry knowledge and experience, we believe we are the largest distributor of specialty food products, as measured by net sales, in the New York, Washington, D.C., San Francisco and Los Angeles metropolitan markets. We believe these markets, along with a number of other markets we serve, including Las Vegas, Miami, Philadelphia, Boston, Napa Valley, Portland, Seattle, Chicago, Vancouver and Toronto, create and set the culinary trends for the rest of the United States and Canada and provide us with valuable insight into the latest culinary and menu practices. Furthermore, we believe our established relationships with many of the top chefs, culinary schools and fine dining establishments in these key culinary markets have benefited us when we entered into new markets where we believe that chefs at our potential customers were generally knowledgeable of our brand and commitment to quality and excellence from their experience working in other markets which we serve or through their personal relationships throughout the culinary industry.

Expansive Product Offering. We offer an extensive portfolio of high-quality specialty food products, ranging from basic ingredients and staples, such as milk, flour and eggs, to custom cut steaks and seafood and pastries, as well as delicacies and specialty ingredients sourced from North America, Europe, Asia and South America, which we believe helps our customers distinguish their menu items. We carry more than 23,200 SKUs, and we constantly evaluate our portfolio and introduce new products to address regional trends and preferences, ensuring that we are on the leading edge of broader culinary trends. Through our importing division, we provide our customers with access to a portfolio of exclusive items, including regional olive oils, truffles and charcuterie from Italy, Spain, France and other Mediterranean countries. In addition, and as evidence of our commitment to aid our customers in creating unique and innovative menu items, we regularly utilize our sourcing relationships and industry insights to procure additional products that we do not regularly carry but that our customers specifically request. We believe that the breadth and depth of our product portfolio facilitates our customers’ ability to distinguish and enhance their menu offerings and differentiates us from larger traditional broadline foodservice distributors. For example, we provide a selection of more than 160 different varieties of olive oil, while large broadline foodservice distributors only carry, on average, 5-10 types of olive oil.

Critical Route-to-Market for Specialty Food Suppliers. We currently distribute products from more than 2,700 different suppliers, with no single supplier currently representing more than 5% of our total disbursements. Our suppliers are located throughout North America, Europe and Asia and include numerous small, family-owned entities and artisanal food producers. We are the largest customer for many of our suppliers. As a result, our experienced and sophisticated sales professionals, customer relationships and distribution platform are important to these suppliers’ route-to-market, which enables us to offer a wide range of products on an exclusive basis.

Expanding Base of Premier Customer Relationships. Our breadth and depth of product offerings coupled with our highly regarded customer service has allowed us to develop and retain a loyal customer base that is comprised of chefs who own or work at more than 17,500 of the leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores. Our focus on product selection, product knowledge and customer service has rewarded us with a number of long-term customer relationships, which often begin when chefs are introduced to us while attending some of the nation’s leading culinary schools, including The Culinary Institute of America and The French Culinary Institute, both of which have been customers of ours for more than seven years. Based on our management’s industry experience and our relationships and dealings with our customers, we believe we are the primary distributor of specialty food products to the majority of our customers, and we will work to maintain that position while increasing the number of customers for which we serve as their primary distributor of specialty food products.

Collaborative Professional and Educational Relationships with our Customers. We employ a sophisticated and experienced sales force of over 250 sales professionals, a significant number of whom have formal culinary training, degrees in the culinary arts or prior experience working in the culinary industry. Equipped with advanced culinary and industry knowledge, our sales professionals seek to establish a rapport with our customers’ chefs so that they can more fully understand and anticipate the needs of and offer cost-effective food product solutions to the chefs who own or operate these businesses. We believe that the specialized knowledge base of our sales professionals enables us to take a more collaborative and educational approach to selling our gourmet foods and ingredients and to further differentiate ourselves from our traditional broadline competitors.

Expertise in Logistics and Distribution. We have built a first-class, scalable inventory management and logistics platform that enables us to efficiently fill our customers’ orders and to profitably meet our customers’ needs for varying drop sizes, high service levels and timely delivery. Our average distribution service level, or the percentage of in-stock items ordered by customers that were delivered by the requested date, was in excess of 97% in 2012, which we believe is among the highest rates in the foodservice distribution industry. With 19 distribution centers located throughout the United States and Canada, we are able to leverage our geographic footprint and reduce our inbound freight costs. This scale enables us to maintain a portfolio of more than 23,200 SKUs; and through the operation of our sophisticated information technology, inventory management and logistics systems, we believe we provide our customers with the highest level of customer service and responsiveness in our industry.

Experienced and Proven Management Team. Our senior management team has demonstrated the ability to grow the business through various economic environments. With collective experience of more than 75 years at The Chefs’ Warehouse, its predecessor and other foodservice distribution companies, our founders and senior management are experienced operators and are passionate about our future. Our senior management team is comprised of our founders as well as experienced professionals with expertise in the foodservice distribution industry and in a wide range of functional areas, including finance and accounting, sales and marketing, operations, information technology, legal and human resources. Additionally, our management team has established a successful track record in executing and integrating numerous acquisitions.

Our Growth Strategies

We believe substantial organic growth opportunities exist in our current markets through increased penetration of our existing customers and the addition of new customers, and we have identified new markets that we believe also present opportunities for future expansion. Key elements of our growth strategy include the following:

Increase Penetration with Existing Customers. We intend to sell more products to our existing customers by increasing the breadth and depth of our product selection and increasing the efficiency of our sales professionals, while at the same time continuing to provide excellent customer service. We are a data-driven and goal-oriented organization and our management and sales professionals are highly focused on our weekly sales and gross profit contribution from each customer and increasing the number of unique products we distribute to each customer. We believe our recent acquisition activity reflects this focus as we have sought to complement our existing product offerings and enhance our product capabilities through our May 2013 acquisition of Qzina, a leading supplier of gourmet chocolate, dessert and pastry products, and our August 2012 acquisition of Michael’s Finer Meats, a specialty protein distributor which specializes in custom cut beef, seafood and other center-of-the-plate products.

Expand our Customer Base Within our Existing Markets. As of June 28, 2013, we served more than 17,500 customer locations in the United States and Canada. We plan to expand our market share in the fragmented specialty food distribution industry by cultivating new customer relationships within our existing markets through the continued penetration of independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores. We believe we have the opportunity to continue to gain market share in our existing markets by offering an extensive selection of specialty food products as well as center-of-the-plate proteins and traditional broadline staple food products through our unique, collaborative and educational sales efforts and efficient, scalable distribution solution.

Improve our Operating Margin. As we continue to grow, we believe that the investments we are making in our inventory management and logistics platform along with improved efficiencies that we are working to achieve in our general and administrative functions should yield both improved customer service and profitability. Utilizing our fleet of delivery trucks, we usually fill customer orders within 12-24 hours of order placement. We intend to continue to offer our customers this high level of customer service while maintaining our focus on realizing efficiencies and economies of scale in purchasing, warehousing, distribution and general and administrative functions which, when combined with incremental fixed-cost leverage, we believe will lead to improvements in our operating margin over time. Where we acquire businesses that contribute to a shift in our product mix, we seek to improve the profitability of the acquired business, even though our overall operating profit margin may experience compression.

Pursue Selective Acquisitions. Throughout our 28-year history, we have successfully identified, consummated and integrated multiple strategic acquisitions which were designed to increase our penetration in existing markets, expand our footprint into new markets and/or enhance our product capabilities. We believe that, over time, we will be able to improve the operations and overall profitability of each acquired company by leveraging our sourcing relationships to provide an expanded product portfolio, implementing our tested sales force training techniques and metrics and installing improved warehouse management and information systems. We believe we have the opportunity to capitalize on our existing infrastructure and expertise by continuing to selectively pursue opportunistic acquisitions in order to expand the breadth of our distribution network, increase our operating efficiency and add additional products and capabilities. Since our initial public offering, or IPO, we have completed five acquisitions which have increased our penetration in existing markets, expanded our footprint into new markets and enhanced our product capabilities.

Our Markets and the Customers that We Serve

We distribute our specialty food products to over 17,500 distinct customer locations from distribution centers located in our primary markets, which include New York, Washington, D.C., Los Angeles, San Francisco, Las Vegas, Miami, Portland, Seattle, Columbus, Cincinnati, Chicago, Vancouver, Edmonton and Toronto. We also serve customers in a number of other markets, including Philadelphia, Boston and Napa Valley. We believe that many of these markets set the culinary trends for the rest of the United States and Canada and provide us with valuable insight into the latest culinary and menu trends. We have established collaborative professional and educational relationships with some of the United States’ and Canada’s most demanding chefs, which allows us to anticipate the needs of and offer cost-effective food product solutions to our customers while allowing our customers to locate ingredients that will enable them to create unique and differentiated menu items.

Set forth below is a breakdown of the geographic markets we serve and the fiscal year we entered each market:

MARKET NAME	GEOGRAPHIES SERVED	FISCAL YEAR ENTERED
New York	Boston to Atlantic City	1985
Washington, D.C.	Philadelphia to Richmond	1999
Los Angeles	Santa Barbara to San Diego	2005
San Francisco	Napa Valley to Monterey Bay	2005
Las Vegas	Las Vegas to Reno	2005
Miami	Miami	2010
Portland	Bend, OR to Seattle, WA	2011
Columbus	Midwest	2012
Cincinnati	Dayton, OH to Lexington, KY	2013
Chicago	Chicago	2013
Vancouver	Vancouver and Western Canada	2013
Edmonton	Edmonton and Calgary	2013
Toronto	Toronto	2013
Seattle	Seattle	2013

Recent Acquisitions

On May 1, 2013, we acquired 100% of the equity interests of Qzina, a British Columbia, Canada corporation based in Pompano Beach, Florida. Founded in 1982, Qzina is a leading supplier of gourmet chocolate, dessert and pastry products dedicated to the pastry professional. Qzina supplies more than 3,000 products to some of the finest restaurants, bakeries, patisseries, chocolatiers, hotels and cruise lines throughout the United States and Canada. The total purchase price for Qzina was approximately $32.1 million, net of cash, which we funded with borrowings under our senior secured revolving credit facility.

On December 31, 2012, we acquired substantially all of the assets of Queensgate Foodservice Inc., or Queensgate, a foodservice distributor based in Cincinnati, Ohio. We believe our acquisition of Queensgate strengthens our foothold in the Ohio Valley and provides a platform from which to leverage the Michael’s Finer Meats acquisition completed earlier in 2012. The purchase price for Queensgate was approximately $21.9 million, which we funded with borrowings under our senior secured revolving credit facility in place at the time of the acquisition. The purchase price may be increased by up to $2.4 million based upon the achievement of certain performance milestones over a two-year period following the closing.

On August 10, 2012, we acquired 100% of the equity interests of Michael’s Finer Meats, a specialty protein distributor based in Columbus, Ohio. Michael’s Finer Meats distributes an extensive portfolio of custom cut beef, seafood and other center-of-the-plate products to many of the leading restaurants, country clubs, hotels and casinos in Ohio, Indiana, Illinois, Tennessee, Michigan, Kentucky, West Virginia and western Pennsylvania. The total purchase price for the business was approximately $53.5 million, which we funded with borrowings under our senior secured revolving credit facility in place at the time of the acquisition.

On April 27, 2012, we acquired 100% of the outstanding common stock of Praml International, Ltd., or Praml, a leading specialty foods importer and wholesale distributor located in Las Vegas, Nevada, servicing the Las Vegas and Reno markets. The purchase price paid to acquire Praml was approximately $19.5 million, which we funded with borrowings under our senior secured revolving credit facility in place at the time of the acquisition.

Risk Factors

An investment in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully read and consider, among other things, the following risks, as well as those described under the caption “Risk Factors” beginning on page S-12 of this prospectus supplement, under the caption “Risk Factors” on page 3 of the accompanying prospectus, and in “Part I. Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2012 and “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 29, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2013:

■	our success depends to a significant extent on general economic conditions, including changes in disposable income levels and consumer spending trends;

■	a significant portion of our future growth is dependent upon our ability to expand our operations in our existing markets and to penetrate new markets, including through acquisitions;

■	we may not achieve the benefits expected from our acquisitions, including, but not limited to, our recently completed acquisition of Qzina;

■	we may have difficulty managing and facilitating our future growth;

■	conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network;

■	our business is low-margin in nature and our profit margins are sensitive to inflationary and deflationary pressures;

■	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

■

because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas;

■

damage to our reputation or lack of acceptance of our specialty food products, center-of-the-plate products and/or the brands we carry in existing and new markets could materially and adversely impact our business, financial condition or results of operations; and

■

we are subject to significant governmental regulation, and failure to comply could subject us to enforcement action, recalls or other penalties, which could have a material adverse effect on our business, financial condition or results of operations.

Company Information

Our principal executive office is located at 100 East Ridge Road, Ridgefield, Connecticut 06877, and our telephone number is (203) 894-1345. Our website address is http://www.chefswarehouse.com. Our website and the information contained therein or connected thereto is not and shall not be deemed to be incorporated into this prospectus supplement or the accompanying prospectus and is provided as an inactive textual reference.

THE OFFERING

Common stock offered by us	3,300,000 shares

Common stock to be outstanding immediately after this offering (1)	24,514,988 shares

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 21,214,988 shares of common stock outstanding as of September 13, 2013.

Selling Stockholders

See “Selling Stockholders” for information regarding those stockholders that have granted the underwriters an option to purchase additional shares of our common stock.

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to 495,000 additional shares of our common stock. Except as otherwise indicated, the information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock.

Use of Proceeds

We estimate the net proceeds to us from this offering will be approximately $70.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on the $22.61 per share closing sales price of our common stock on the Nasdaq Global Select Market on September 13, 2013. We intend to use the net proceeds of this offering to repay all of the outstanding borrowings under our senior secured revolving credit facility and, after repaying those borrowings, for general corporate purposes, which may include the acquisition of assets used or useful in, or the equity of entities engaged in, our business or a complementary business.

As of September 13, 2013, we had $14.5 million of borrowings outstanding under our senior secured revolving credit facility at a weighted average effective interest rate of 4.55% per year and a maturity date of April 25, 2017.

We will not receive any of the proceeds from the sale of shares of common stock that may be sold by the selling stockholders pursuant to the exercise of the underwriters’ option to purchase additional shares of our common stock.

For more information, see “Use of Proceeds” and “Selling Stockholders.”

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the more detailed information set forth under the caption “Risk Factors” and the other information, including the historical consolidated financial statements, and the related notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock.

Conflicts of Interest

Because an affiliate of J.P. Morgan Securities LLC is a lender under our senior secured revolving credit facility and will receive more than 5% of the net proceeds of this offering due to the repayment of the senior secured revolving credit facility by us, J.P. Morgan Securities LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” on page S-28 and ‘‘Underwriting (Conflicts of Interest)’’ on page S-41.

Lock-up Agreements

We and our directors and executive officers have agreed with the underwriters, subject to limited exceptions, not to sell, transfer or dispose of any of our shares for a period of 90 days after the date of this prospectus supplement. See the information under the caption “Underwriting (Conflicts of Interest)—No Sales of Similar Securities” for additional information.

Nasdaq Global Select Market Symbol

“CHEF”

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth, for the periods and as of the dates indicated, our summary selected consolidated financial data on an historical basis. The historical statement of operations data for the fiscal years ended December 28, 2012, December 30, 2011 and December 24, 2010 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. We have derived the historical statement of operations data for the twenty-six weeks ended June 28, 2013 and June 29, 2012 and historical balance sheet data as of June 28, 2013 from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of our financial position at June 28, 2013 and results of our operations and our cash flows for the twenty-six weeks ended June 28, 2013 and June 29, 2012. The unaudited financial information for the twelve months ended June 28, 2013 has been derived by adding our financial information for the twenty-six weeks ended June 28, 2013 to our financial information for the fiscal year ended December 28, 2012 and subtracting our financial information for the twenty-six weeks ended June 29, 2012. The twelve-month period ended June 28, 2013 consisted of 52 weeks. Our financial condition and results of operations as of and for the twenty-six weeks and twelve months ended June 28, 2013 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 27, 2013.

The summary selected consolidated financial data presented on the following pages represent only portions of our financial statements and, accordingly, are not complete. You should read this information in conjunction with the information included under the captions “Use of Proceeds,” “Capitalization” and “Selected Consolidated Financial Data” herein and our consolidated financial statements, and the related notes thereto, and the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K filed with the SEC on March 13, 2013 and our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2013, each of which is incorporated by reference into this prospectus supplement.

On July 27, 2011, we converted our company from a Delaware limited liability company, Chefs’ Warehouse Holdings, LLC, into a Delaware corporation, The Chefs’ Warehouse, Inc. The summary selected consolidated financial data relate to Chefs’ Warehouse Holdings, LLC and its consolidated subsidiaries prior to the conversion and The Chefs’ Warehouse, Inc. and its consolidated subsidiaries from and after the conversion.

	FISCAL YEAR ENDED			TWENTY-SIX WEEKS ENDED		LAST TWELVE MONTHS ENDED(1)
	DECEMBER 28, 2012	DECEMBER 30, 2011	DECEMBER 24, 2010	JUNE 28, 2013	JUNE 29, 2012	JUNE 28, 2013
	(in thousands, except share amounts and per share data)
Statement of Operations Data:
Net sales	$480,292	$400,632	$330,118	$309,576	$212,894	$576,974
Cost of sales	355,288	294,698	244,340	230,380	156,374	429,294

Gross profit	125,004	105,934	85,778	79,196	56,520	147,680
Operating expenses	96,237	78,138	64,206	62,243	42,945	115,535

Operating income	28,767	27,796	21,572	16,953	13,575	32,145
Interest expense	3,674	14,570	4,041	3,270	1,444	5,500
Gain on fluctuation of interest rate swap	—	(81)	(910)	—	—	—
Loss on sale of assets	18	6	—	4	—	22

Income from operations before income taxes	25,075	13,301	18,441	13,679	12,131	26,623
Provision for income taxes	10,564	5,603	2,567	5,686	5,039	11,211

Net income	$14,511	$7,698	$15,874	$7,993	$7,092	$15,412

Deemed dividend accretion on Class A members’ units	—	—	(4,123)	—	—	—
Deemed dividend paid to Class A members’ units	—	—	(22,429)	—	—	—

Net income (loss) attributable to common stockholders	$14,511	$7,698	$(10,678)	$7,993	$7,092	$15,412

Other Comprehensive Income (Loss):
Foreign currency translation adjustments	—	—	—	(337)	—	(337)

Comprehensive Income (Loss)	$14,511	$7,698	$(10,678)	$7,656	$7,092	$15,075

Net income (loss) per share attributable to common stockholders:
Basic	$0.70	$0.44	$(0.50)	$0.38	$0.35	$0.73
Diluted	$0.69	$0.43	$(0.50)	$0.38	$0.34	$0.72
Weighted average common shares outstanding:
Basic	20,612,407	17,591,376	21,331,646	20,764,739	20,526,293	20,764,739
Diluted	20,926,365	18,031,651	21,331,646	21,006,260	20,876,995	21,006,260
Other Financial Data:
Net cash provided by operating activities	$8,391	$16,720	$13,524	$20,818	$7,507	$21,702
Net cash used in investing activities	$(75,714)	$(19,833)	$(4,871)	$(57,329)	$(21,516)	$(111,527)
Net cash (used in) provided by financing activities	$65,408	$3,168	$(7,550)	$38,592	$14,412	$89,588
Capital expenditures	$(3,186)	$(2,081)	$(1,133)	$(3,301)	$(1,968)	$(4,519)
EBITDA (2)	$32,681	$29,593	$24,585	$20,522	$14,957	$38,246
Adjusted EBITDA (2)	$36,780	$30,659	$23,937	$21,829	$15,501	$43,108

ACTUAL AS OF JUNE 28, 2013
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,310
Working capital	$69,976
Total assets	$275,322
Long-term debt, net of current portion	$154,921
Total liabilities	$227,858
Total stockholders’ equity	$47,464

(1)	The unaudited financial information for the twelve months ended June 28, 2013 has been derived by adding our financial information for the twenty-six weeks ended June 28, 2013 to our financial information for the fiscal year ended December 28, 2012 and subtracting our financial information for the twenty-six weeks ended June 29, 2012. The twelve-month period ended June 28, 2013 consisted of 52 weeks.
(2)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization plus adjustments (i) in 2008, 2009, 2010 and 2011 for the gain or loss, as applicable, associated with the marking to market of an interest rate swap we entered into in 2005 that expired in January 2011; (ii) in 2009 for cash severance payments to individuals in connection with our 2009 management restructuring; (iii) in 2008, 2009 and 2010 for a management fee paid to BGCP/DL, LLC, or BGCP, a former member of ours, that will no longer be paid as a result of our redemption of all of our Class A units in October 2010; (iv) in 2011 for a refund received for the overpayment of import tariffs between 2007 and 2010; (v) in each of the periods other than 2008, 2009 and 2010 for non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors; (vi) in 2011 for payments made towards a settlement recorded with the New York Transportation Industry Workers Compensation Trust; (vii) in 2012 and the twenty-six weeks and twelve months ended June 28, 2013, for rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility; (viii) in 2012 and the twelve months ended June 28, 2013, for the impact of Hurricane Sandy, primarily the margin associated with lost revenue and additional bad debt expense incurred; and (ix) in 2011 for the estimated impact of a fifty-third week in 2011. We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income (each measure’s most closely comparable financial metric calculated in accordance with GAAP), provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Neither EBITDA nor Adjusted EBITDA is a measurement determined in accordance with GAAP and each should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies, and our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items.

Our management recognizes that both EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

■	neither EBITDA nor Adjusted EBITDA reflects our capital expenditures or future requirements for capital expenditures;

■	neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

■

neither EBITDA nor Adjusted EBITDA reflects depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor does EBITDA or Adjusted EBITDA reflect any cash requirements for such replacements; and

■	neither EBITDA nor Adjusted EBITDA reflects changes in, or cash requirements for, our working capital needs.

See footnote 2 to Selected Consolidated Financial Data beginning on page S-30 for a reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income, each measure’s most comparable financial measure calculated in accordance with GAAP.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors and the other information in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements, and the related notes to those statements, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 28, 2012, before you decide to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

Our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending.

Because our target customers include menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores, our business is exposed to reductions in disposable income levels and discretionary consumer spending. The continued uncertain economic environment in the United States and Canada, coupled with high unemployment rates, reduced home values, increases in home foreclosures, high gas prices, investment losses, personal bankruptcies, reduced access to credit and reduced consumer confidence, has adversely impacted consumers’ ability and willingness to spend discretionary dollars. Economic conditions may remain volatile and may continue to repress consumer confidence and discretionary spending for the near term. If the weak economy continues for a prolonged period of time or worsens, consumers may choose to spend discretionary dollars less frequently which could result in a decline in consumers’ food-away-from-home purchases, particularly in more expensive restaurants, and, consequently, the businesses of our customers by, among other things, reducing the frequency with which our customers’ customers choose to dine out or the amount they spend on meals while dining out. If our customers’ sales decrease, our profitability could decline as we spread fixed costs across a lower volume of sales. Moreover, we believe that, if a prolonged downturn or uncertain outlook in the economy persists for an extended period of time or becomes more pervasive, consumers might ultimately make long-lasting changes to their discretionary spending behavior, including dining out less frequently on a permanent basis. Accordingly, adverse changes to consumer preferences or consumer discretionary spending, each of which could be affected by many different factors which are out of our control, could harm our business, financial condition or results of operations. Our continued success will depend in part upon our ability to anticipate, identify and respond to changing economic and other conditions and the impact that those conditions may have on discretionary consumer spending.

A significant portion of our future growth is dependent upon our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions.

We intend to expand our presence in our existing markets by adding to our existing customer base through the expansion of our product portfolio and the increase in the volume and/or number of purchase orders from our existing customers. We cannot assure you, however, that we will be able to continue to successfully expand or acquire critical market presence in our existing markets, as we may not successfully market our specialty food or center-of-the-plate products and brands or may encounter larger and/or more well-established competitors with substantially greater financial resources. Moreover, competitive circumstances and consumer characteristics in new segments of existing markets may differ substantially from those in the segments in which we have substantial experience. If we are unable to expand in existing markets, our ability to increase our revenues and profitability may be affected in a material and adverse manner.

We also regularly evaluate opportunities to acquire other companies. To the extent our future growth includes acquisitions, we cannot assure you that we will successfully identify suitable acquisition candidates, obtain financing for such acquisitions, if necessary, consummate such potential acquisitions, effectively and efficiently integrate any acquired entities or successfully expand into new markets as a result of our acquisitions. We believe that there are risks related to acquiring companies, including overpaying for acquisitions, losing key employees of acquired companies and failing to achieve potential synergies. Additionally, our business could be adversely affected if we are unable to integrate the companies acquired in our acquisitions and mergers.

A significant portion of our past growth has been achieved through acquisitions of or mergers with other distributors of specialty food products or center-of-the-plate products. Our future acquisitions, such as our completed acquisitions of Provvista Specialty Foods, Inc., Praml, Michael’s Finer Meats, Queensgate and Qzina, if any, may have a material adverse effect on our results of operations, particularly in periods immediately following the consummation of those transactions while the operations of the acquired business are being integrated with our operations. Achieving the benefits of acquisitions depends on timely, efficient and successful execution of a number of post-acquisition events, including successful integration of the acquired business. Integration requires, among other things:

■	maintaining the existing customer base;

■	optimizing delivery routes;

■	coordinating administrative, distribution and finance functions; and

■	integrating management information systems and personnel.

The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on our business, financial condition or results of operations. In particular, the integration process may temporarily redirect resources previously focused on reducing product cost, resulting in lower gross profits in relation to sales. In addition, the process of combining companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations.

In connection with our acquisition of businesses in the future, if any, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives and by additional depreciation attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities typically has been limited and may, with respect to future acquisitions, also be limited. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing or the consents of our lenders. We may not be able to obtain this additional financing or these consents on acceptable terms or at all. Moreover, we may need to finance our acquisition activity with the issuance of equity or debt securities, which may have rights and preferences superior to those of our common stock and, in the case of common equity securities, may be issued at such prices and in such amounts as may cause significant dilution to our then current common stockholders. To the extent we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions.

We may not achieve benefits expected from our acquisitions, including, but not limited to, our recently completed acquisition of Qzina.

On May 1, 2013, we acquired Qzina with the expectation that this acquisition would result in benefits to us. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including the integration of the business of Qzina into our operations. We may be unable to successfully integrate Qzina’s operations and personnel and may not realize the anticipated benefits of this acquisition, even if we are able to integrate this business in a manner that is consistent with our expectations. Our ability to integrate the operations of Qzina may be adversely affected by many factors, including the relatively large size of this business and the allocation of our limited management resources among various integration efforts. We cannot offer assurances that Qzina will perform as we expect. The level of business of Qzina may fluctuate, and the Qzina business may lose customers in the ordinary course of business. In either of these cases, our results of operations would be adversely affected.

We also believe that our ability to successfully integrate Qzina will depend to a large degree upon our ability to retain Qzina’s existing management and sales personnel. Although we have entered into agreements with certain officers and key managers of Qzina related to employment terms and noncompetition covenants, these officers or key managers and sales personnel may nonetheless depart.

Our August 2012 acquisition of Michael’s Finer Meats has contributed to an increased focus of our operations on the distribution of center-of-the-plate products. The sale and distribution of these products involve different challenges than those we face in our specialty foods business, including a greater risk of product recalls and product liability claims as well as an increased threat of bioterrorism. Our ability to successfully identify and overcome these challenges depends, in part, on our ability to retain Michael’s Finer Meats’ experienced employees and also to develop additional expertise in the center-of-the-plate segment of our business among our existing employees.

Additionally, with our acquisition of Qzina we have entered the Canadian market, and we cannot assure you that this acquisition or our subsequent growth, if any, in the Canadian market will enhance our financial performance. Our ability to achieve the expected benefits of the Qzina acquisition within Canada will depend on, among other things, our ability to effectively translate our business strategies into a new geographic market with more rigid ingredient requirements for the products we distribute and a dual labeling requirement that reduces the number of products we are likely to sell in comparison to the U.S. market, our ability to retain and assimilate the Qzina employees that became employees of ours, our ability to retain customers and suppliers, the adequacy of our implementation plans, our ability to maintain our financial and internal controls and systems as we expand into Canada, the ability of our management to oversee and operate effectively the combined operations and our ability to achieve desired operating efficiencies and sales goals.

Our failure to realize the benefits expected from our acquisitions, or the failure of Qzina to perform as we anticipate, could result in a reduction in the price of our common stock as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely impact our business, financial condition or results of operations.

We may have difficulty managing and facilitating our future growth.

At times since our inception, we have rapidly expanded our operations through organic growth, acquisitions or otherwise. This growth has placed and will continue to place significant demands upon our administrative, operational and financial resources. This growth, however, may not continue. To the extent that our customer base and our distribution networks continue to grow, this future growth may be limited by our inability to acquire new distribution facilities or expand our existing distribution facilities, make acquisitions, successfully integrate acquired entities, implement information systems initiatives or adequately manage our personnel. Moreover, our future growth may be limited in part by the size and location of our distribution centers. As we near maximum utilization of a given facility, our operations may be constrained and inefficiencies may be created, which could adversely affect our results of operations unless the facility is expanded, volume is shifted to another facility or additional processing capacity is added. Conversely, as we add additional facilities or expand existing operations or facilities, excess capacity may be created. Any excess capacity may also create inefficiencies and adversely affect our results of operations. We cannot assure you that we will be able to successfully expand our existing distribution facilities or open new distribution facilities in new or existing markets as needed to facilitate growth.

Even if we are able to expand our distribution network, our ability to compete effectively and to manage future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our employees. We cannot assure you that our existing personnel, systems, procedures and controls will be adequate to support the future growth of our operations. Accordingly, our inability to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations.

Conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network.

Our profitability and operating margins are dependent upon, among other things, our ability to anticipate and react to any interruptions in our distribution network and changes to food costs and availability. We obtain a significant portion of our specialty food products and center-of-the-plate products from local, regional, national and international third-party suppliers. We generally do not enter into long-term contracts with our suppliers whereby they would be committed to provide products to us for any appreciable duration of time. Although our purchasing volume can provide leverage when dealing with suppliers, particularly smaller suppliers for whom we may be their largest customer, suppliers may not provide or may be unable to provide the specialty food products or center-of-the-plate products we need in the quantities and at the times and prices we request. Failure to identify an alternate source of supply for these items or comparable products that meet our customers’ expectations may result in significant cost increases. Additionally, weather, governmental regulation, water shortages, availability and seasonality may affect our food costs or cause a disruption in the quantity of our supply. For example, weather patterns in recent years have resulted in lower than normal levels of rainfall and snowfall in key agricultural states such as California, impacting the price of water and the corresponding prices of food products grown in states facing drought conditions. Additionally, the route-to-market for some of the products we sell, such as baking chocolate, depends upon the stability of political climates in developing nations, such as the Ivory Coast. In such countries, political and social unrest may cause the prices for these products to rise to levels beyond those that our customers are willing to pay, if the product is available at all. If we are unable to obtain these products, our customers may seek a different supplier for these or other products which could negatively impact our business, financial condition or results of operations.

We do not currently use financial instruments to hedge our risk exposure to market fluctuations in the price of food products. Similarly, our suppliers may also be affected by higher costs to source or produce and transport food products, as well as by other related expenses that they pass through to their customers, which could result in higher costs for the specialty food products or center-of-the-plate products they supply to us. Our inability to anticipate and react to changing food costs through our sourcing and purchasing practices in the future could therefore negatively impact our business, financial condition or results of operations.

We are also subject to material supply chain interruptions based upon conditions outside of our control. These interruptions could include work slowdowns, work interruptions, strikes or other adverse employment actions taken by employees of suppliers, short-term weather conditions or more prolonged climate change, crop conditions, product recalls, water shortages, transportation interruptions within our distribution channels, unavailability of fuel or increases in fuel costs, competitive demands and natural disasters or other catastrophic events, such as food-borne illnesses or bioterrorism. The efficiency and effectiveness of our distribution network is dependent upon our suppliers’ ability to consistently deliver the specialty food products and meat, poultry and seafood we need in the quantities and at the times and prices we request. Accordingly, if we are unable to obtain the specialty food products or meat, poultry or seafood that comprise a significant percentage of our product portfolio in a timely manner and in the quantities we request as a result of any of the foregoing factors or otherwise, we may be unable to fulfill our obligations to customers who may, as a result of any such failure, resort to other distributors for their food product needs.

Our increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves risks that we have not historically faced.

With our acquisition of Michael’s Finer Meats, a larger percentage of our revenues is expected to come from center-of-the-plate products than has historically been the case. With our increased distribution of center-of-the-plate products like meat, poultry and seafood, we are more susceptible to increases in the prices of those products, and we cannot assure you that all or part of any increased costs experienced by us from time to time can be passed along to consumers of our products, in a timely manner or at all. Conversely, rapid downward pricing for these products, including as a result of restrictions on the exporting of U.S. beef products or lower demand internationally for U.S. beef products, may result in our lowering our prices to our customers even though our inventory on hand is at a higher cost. The supply and market price of our center-of the plate products are dependent upon a variety of factors over which we have no control, including the relative cost of feed and energy, weather, livestock diseases, government regulation and the availability of beef, chicken and seafood.

The prices of our meat and poultry products are largely dependent on the production of feed ingredients, which is affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the U.S. and foreign governments and weather patterns throughout the world. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A significant change in weather patterns could affect supplies of feed ingredients, as well as the industry’s ability to obtain feed ingredients or deliver products. More recently, feed prices have been impacted by increased demand both domestically for ethanol and globally for protein production.

Additionally, our center-of-the-plate business is subject to risks relating to animal health and diseases. An outbreak of diseases affecting livestock (such as foot-and-mouth disease or bovine spongiform encephalopathy, commonly referred to as mad cow disease) could result in restrictions on sales of products, restrictions on purchases of livestock from suppliers or widespread destruction of livestock. Outbreaks of diseases, or the perception by the public that an outbreak has occurred, or other concerns regarding diseases, can lead to inadequate supply, cancellation of orders by customers and adverse publicity, any of which can have a significant negative impact on consumer demand and, as a result, on our business, financial condition or results of operations.

In addition, meat, seafood and poultry products that we distribute could be subject to recall because they are, or are alleged to be, contaminated, spoiled or inappropriately labeled. Our meat and poultry products may be subject to contamination by disease-producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E.coli. These pathogens are generally found in the environment, and, as a result, there is a risk that they, as a result of food processing, could be present in our meat and poultry products. These pathogens can also be introduced as a result of improper handling at the consumer level. These risks may be controlled, although not eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling before we receive the product or once the product has been shipped to our customers. Illness and death may result if the pathogens are not eliminated before these products are sold to customers.

We are also susceptible to increases in the prices of our seafood products. The prices of our seafood products are largely dependent on the continuous supply of fresh seafood, which in turn could be affected by a large number of factors, including, but not limited to, environmental factors, the availability of seafood stock, weather conditions, water contamination, the policies and regulations of the governments of the relevant territories where such fishing is carried out, the ability of the fishing companies and fishermen that supply us to continue their operations and pressure from environmental or animal rights groups. The major raw material for our seafood products is fresh seafood, and any shortage in supply or upsurge in demand of fresh seafood may lead to an increase in prices, which may adversely affect our profitability due to increased production costs and lower profit margins.

Our operations are subject to extensive regulation and oversight by the United States Department of Agriculture, or USDA, the United States Food and Drug Administration, or FDA, and other federal, state, local and foreign authorities regarding the processing, packaging, storage, safety, distribution, advertising and labeling of its products. Recently, food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA. Failure to comply with existing or new laws and regulations could result in administrative penalties and injunctive relief, civil remedies, fines, interruption of operations, recalls of products or seizures of properties, potential criminal sanctions and personal injury or other damage claims. These remedies, changes in the applicable laws and regulations or discovery of currently unknown conditions could increase costs, limit business operations and reduce profitability.

Our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures.

We operate within a segment of the foodservice distribution industry, which is an industry characterized by a high volume of sales with relatively low profit margins. Although our profit margins are typically higher than more traditional broadline foodservice distributors, they are still relatively low compared to other industries’ profit margins. Most of our sales of specialty products are at prices that are based upon product cost plus a percentage markup. As a result, volatile food costs have a direct impact upon our profitability. Prolonged periods of product cost inflation may have a negative impact on our profit margins and results of operations to the extent we are unable to pass on all or a portion of such product cost increases to our customers. In addition, product cost inflation may negatively impact consumer discretionary spending decisions within our customers’ establishments, which could adversely impact our sales. Conversely, because most of our sales of specialty products are at prices that are based upon product cost plus a percentage markup, our profit levels may be negatively impacted during periods of product cost deflation even though our gross profit as a percentage of sales may remain relatively constant. If our product mix changes, we may face increased risks of compression of our margins, as we may be unable to achieve the same level of profit margins as we are able to capture on our traditional specialty products. For instance, we have experienced increased margin compression in our protein category in the third quarter of 2013. If this compression continues, our operating profit margin and results of operations could be materially and adversely impacted. To compensate for lower gross margins, we, in turn, must reduce the expenses that we incur to service our customers or our net income or operating margin may be negatively impacted. Our inability to effectively price our specialty food products or center-of-the-plate products, to quickly respond to inflationary and deflationary cost pressures and to reduce our expenses could have a material adverse impact on our business, financial condition or results of operations.

Group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations.

Some of our customers, including a majority of our hotel customers, purchase their products from us through group purchasing organizations. These organizations have increased their efforts to aggregate the purchasing power of smaller, independent restaurants in an effort to lower the prices paid by these customers on their foodservice orders, and we have experienced some pricing pressure from these purchasers. If these group purchasing organizations are able to add a significant number of our customers as members, we may be forced to lower the prices we charge these customers in order to retain the business, which would negatively affect our business, financial condition or results of operations. Additionally, if we were unable or unwilling to lower the prices we charge for our products to a level that was satisfactory to the group purchasing organization, we may lose the business of those of our customers that are members of these organizations, which could have a material adverse impact on our business, financial condition or results of operations.

Because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas.

Our financial condition and results of operations are highly dependent upon the local economies of the culinary markets in which we distribute our products. In recent years, certain of these markets have been more negatively impacted by the overall economic crisis, including experiencing higher unemployment rates and weaker housing market conditions, than other areas of the United States and Canada. Moreover, sales of our specialty products in our New York market, which we define as our operations on the East Coast of the United States spanning from Boston to Atlantic City, accounted for approximately 54% of our net sales in our 2012 fiscal year. We are therefore particularly exposed to downturns in this regional economy. Any further deterioration in the economic conditions of these markets generally, or in the local economy of the New York metropolitan area, specifically, could affect our business, financial condition or results of operations in a materially adverse manner.

In addition, given our geographic concentrations, other regional occurrences such as adverse weather conditions, terrorist attacks and other catastrophic events could have a material adverse effect on our business, financial condition or results of operations. Adverse weather conditions can significantly impact our ability to profitably and efficiently conduct our operations and, in severe cases, could result in our trucks being unable to make deliveries or cause the temporary closure or the destruction of one or more of our distribution centers. Our operations and/or distribution centers which are located in (i) New York City, Ohio, Washington D.C. and Canada are particularly susceptible to significant amounts of snowfall and ice, (ii) Miami are particularly susceptible to hurricanes and (iii) Los Angeles and San Francisco are particularly susceptible to earthquakes and mudslides. In addition, our restaurant customers, many of which are independently owned with operations limited to one or two markets, may be less able to withstand the impact on their business from adverse weather conditions than national chain restaurants because they are unable to spread the risks of such events across numerous locations. In some cases these customers may not be able to re-open their restaurants, and consequently make payment to us for products previously provided, if the weather event or other catastrophic event is severe, particularly if they lacked sufficient insurance or their insurance claims are not processed quickly.

Due to their prominence as, among other characteristics, densely-populated major metropolitan cities and as international hubs for intermodal transportation, a majority of our markets are known as targets for terrorist activity and other catastrophic events. If our or our customers’ operations are significantly disrupted or if any one or more of our distribution centers is temporarily closed or destroyed for any of the foregoing reasons, our business, financial condition or results of operations may be materially adversely affected. In anticipation of any such adverse weather conditions, terrorist attacks, man-made disasters or other unforeseen regional occurrences, we have implemented a disaster recovery plan. Should any of these events occur, if we are unable to execute our disaster recovery plan, we may experience challenges in acquiring and distributing our products, failures or delays in the recovery of critical data, delayed reporting and compliance with governmental entities, inability to perform necessary corporate functions and other breakdowns in normal operating procedures that could have a material adverse effect on our business and create exposure to administrative and other legal claims against us.

Damage to our reputation or lack of acceptance of our specialty food products, center-of-the-plate products and/or the brands we carry in existing and new markets could materially and adversely impact our business, financial condition or results of operations.

We believe that we have built a strong reputation for the breadth and depth of our product portfolio and the brands we carry and that we must protect and grow their value to be successful in the future. Any incident that erodes consumer confidence in or affinity for our specialty food or center-of-the-plate products or brands, whether or not justified, could significantly reduce their respective values and damage our business. If our customers perceive or experience a reduction in the quality or selection of our products and brands or our customer service, or in any way believe that we failed to deliver a consistently positive experience, our business, financial condition or results of operations may be affected in a materially adverse manner.

A specialty foods distribution business such as ours can be adversely affected by negative publicity or news reports, whether or not accurate, regarding food quality issues, public health concerns, illness, safety, injury or government or industry findings concerning our products or others across the food distribution industry. Although we have taken steps to mitigate food quality, public health and other foodservice-related risks, these types of health concerns or negative publicity cannot be completely eliminated or mitigated and may harm our results of operations and damage the reputation of, or result in a lack of acceptance of, our products or the brands we carry.

In addition, our ability to successfully penetrate new markets may be adversely affected by a lack of awareness or acceptance of our product portfolio or our brands in these new markets. To the extent we are unable to foster name recognition and affinity for our products and brands in new markets, we may not be able to penetrate these markets as anticipated, and, consequently, our growth may be significantly delayed or impaired.

Our customers are generally not obligated to continue purchasing products from us.

Most of our customers buy from us pursuant to individual purchase orders, as we generally do not enter into long-term agreements with our customers for the purchase of our products. Because our customers are generally not obligated to continue purchasing products from us, we cannot assure you that the volume and/or number of our customers’ purchase orders will remain constant or increase or that we will be able to maintain or add to our existing customer base. Significant decreases in the volume and/or number of our customers’ purchase orders or our inability to retain or grow our current customer base may have a material adverse effect on our business, financial condition or results of operations.

We have experienced losses due to our inability to collect accounts receivable in the past and could experience increases in such losses in the future if our customers are unable to pay their debts to us in a timely manner or at all.

Certain of our customers have experienced bankruptcy, insolvency and/or an inability to pay their debts to us as they come due. If our customers suffer significant financial difficulties or bankruptcies, they may be unable to pay their debts to us in a timely manner or at all. It is possible that our customers may contest their obligations to pay us under bankruptcy laws or otherwise. Even if our customers do not contest their obligations to pay us, if our customers are unable to pay their debts to us in a timely manner, it could adversely impact our ability to collect accounts receivable and may require that we take larger provisions for bad debt expense. Moreover, we may have to negotiate significant discounts and/or extended financing terms with these customers in such a situation in an attempt to secure payment for outstanding debts. Accordingly, if we are unable to collect upon our accounts receivable as they come due in an efficient and timely manner, our business, financial condition or results of operations may be materially and adversely affected. During periods of economic weakness, like those we have been experiencing, small to medium-sized businesses, like many of our independent restaurant and fine dining establishment customers, may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their obligations to us may deteriorate, and in some cases this deterioration may occur quickly, which could adversely impact our business, financial condition or results of operations.

Product liability claims could have a material adverse effect on our business, financial condition or results of operations.

Like any other distributor of food products, we face an inherent risk of exposure to product liability claims if the products we sell cause injury or illness. We may be subject to liability, which could be substantial, because of actual or alleged contamination in products sold by us, including products sold by companies before we acquired them. We have, and the companies we have acquired have had, liability insurance with respect to product liability claims. This insurance may not continue to be available at a reasonable cost or at all, and it may not be adequate to cover product liability claims against us or against any of the companies we have acquired. We generally seek contractual indemnification from manufacturers or suppliers of the product, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. If we or any of our acquired companies do not have adequate insurance or contractual indemnification available, product liability claims and costs associated with product recalls, including a loss of business, could have a material adverse effect on our business, financial condition or results of operations.

Increased fuel costs may have a material adverse effect on our business, financial condition or results of operations.

Increased fuel costs may have a negative impact on our business, financial condition or results of operations. The high cost of diesel fuel can increase the price we pay for products as well as the costs we incur to distribute products to our customers. These factors, in turn, may negatively impact our net sales, margins, operating expenses and operating results. Although we have been able to pass along a portion of increased fuel costs to our customers in the past, there is no guarantee we can do so again. In recent months, fuel costs have increased, and remained higher than historical levels, as a result of, among other things, political turmoil in the Middle East and North Africa. If fuel costs continue to remain at elevated levels, like those we are currently experiencing, or increase in the future, we may experience difficulties in passing all or a portion of these costs along to our customers, which could have a material adverse effect on our business, financial condition or results of operations.

New information or attitudes regarding diet and health or adverse opinions about the health effects of the food products we distribute could result in changes in consumer eating habits which could have a material adverse effect on our business, financial condition or results of operations.

Consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the health effects of consuming the food products we distribute. If consumer eating habits change significantly, we may be required to modify or discontinue sales of certain items in our product portfolio, and we may experience higher costs associated with the implementation of those changes. Additionally, changes in consumer eating habits may result in the enactment of laws and regulations that impact the ingredients and nutritional content of our food products or require us to disclose the nutritional content of our food products. Compliance with these laws and regulations, as well as others regarding the ingredients and nutritional content of our food products, may be costly and time-consuming. We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or resulting new laws or regulations or to adapt our menu offerings to trends in eating habits.

We have significant competition from a variety of sources, and we may not be able to compete successfully.

The foodservice distribution industry is highly fragmented and competitive, and our future success will be largely dependent upon our ability to profitably meet our customers’ needs for certain gourmet foods and ingredients, varying drop sizes, high service levels and timely delivery. We compete with numerous smaller distributors on a local level as well as with a limited number of larger, traditional broadline foodservice distributors. We cannot assure you that our current or potential competitors will not provide specialty food products and ingredients, protein items or services that are comparable or superior to those provided by us or adapt more quickly than we do to evolving culinary trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share. Accordingly, we cannot assure you that we will be able to compete effectively against current and future competitors, and increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Our substantial indebtedness may limit our ability to invest in the ongoing needs of our business.

We have a substantial amount of indebtedness. As of September 13, 2013, we had approximately $161.7 million of total indebtedness. In particular, we had approximately $34.5 million and $14.5 million of outstanding indebtedness under our senior secured term loan facility and senior secured revolving credit facility, respectively, and we had $100.0 million outstanding of senior secured notes. In addition, at September 13, 2013 we owed approximately $11.0 million under a construction loan to build out our Bronx, NY distribution facility, and we also had approximately $1.7 million outstanding under capital leases for computer equipment and vehicles.

Our indebtedness could have important consequences to you. For example our indebtedness:

■

requires us to utilize a substantial portion of our cash flows from operations to make payments on our indebtedness, reducing the availability of our cash flows to fund working capital, capital expenditures, development activity and other general corporate purposes;

■	increases our vulnerability to adverse general economic or industry conditions;

■	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

■	makes us more vulnerable to increases in interest rates, as borrowings under our senior secured term loan facility and senior secured revolving credit facility are at variable rates;

■	limits our ability to obtain additional financing in the future for working capital or other purposes, including to finance acquisitions; and

■	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

If our earnings are insufficient to fund our operations, including our acquisition growth strategy, we will need to raise additional capital or issue additional debt, including longer-term, fixed-rate debt, to pay our indebtedness as it comes due or as our availability under our senior secured revolving credit facility is exhausted. If we are unable to obtain funds necessary to make required payments or if we fail to comply with the various requirements of our senior secured credit facilities or the agreement governing our senior secured notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness requiring the repayment of outstanding borrowings would have a material adverse effect on our business, financial condition and results of operations. If we are unable to refinance or repay our indebtedness as it becomes due, we may become insolvent and be unable to continue operations.

Although the agreements governing our senior secured credit facilities and our senior secured notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness.

The agreements governing our senior secured credit facilities and our senior secured notes require us to maintain fixed charge coverage ratios and leverage ratios which become more restrictive over time. Our ability to comply with these ratios in the future may be affected by events beyond our control, and our inability to comply with the required financial ratios could result in a default under our senior secured credit facilities or our senior secured notes. In the event of events of default, the lenders under our senior secured credit facilities or the holders of our senior secured notes could elect to terminate lending commitments and declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable.

We may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all.

There are inherent risks in our ability to borrow debt capital. Our lenders, including the lenders participating in our senior secured credit facilities, and the holders of our senior secured notes may have suffered losses related to their lending and other financial relationships, especially because of the general weakening and continued uncertainty of the national economy over the past five years, increased financial instability of many borrowers and the declining value of their assets. As a result, lenders may become insolvent or tighten their lending standards, which could make it more difficult for us to borrow under our senior secured revolving credit facility, refinance our existing indebtedness or obtain other financing on favorable terms or at all. Our access to funds under our senior secured credit facilities is dependent upon the ability of our lenders to meet their funding commitments. Our financial condition and results of operations would be adversely affected in a material manner if we were unable to draw funds under our senior secured revolving credit facility because of a lender default or if we had to obtain other cost-effective financing.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business can be arranged. Such measures could include deferring capital expenditures (including our entry into new markets, including through acquisitions) and reducing or eliminating other discretionary uses of cash.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We rely upon our computer systems and network infrastructure across our operations. Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could have a material adverse effect on our business, financial condition or results of operations. Although we employ both internal resources and external consultants to conduct auditing and testing for weaknesses in our systems, controls, firewalls and encryption and intend to maintain and upgrade our security technology and operational procedures to prevent such damage, breaches or other disruptive problems, there can be no assurance that these security measures will be successful.

Our investments in information technology may not produce the benefits that we anticipate.

In an attempt to reduce our operating expenses, increase our operational efficiencies and boost our operating margins, we have aggressively invested in the development and implementation of new information technology. We may not be able to implement these technological changes in the time frame we have planned, and any delays in implementation could negatively impact our business, financial condition or results of operations. In addition, the costs to make these changes may exceed our estimates and will likely exceed any benefits that we realize during the early stages of implementation. Even if we are able to implement the changes as planned, and within our cost estimates, we may not be able achieve the expected efficiencies and cost savings from these investments which could have an adverse effect on our business, financial condition or results of operations.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brands and adversely affect our business.

Our ability to implement our business plan successfully depends in part upon our ability to further build brand recognition, including for our proprietary products, using our trademarks, service marks and other proprietary intellectual property, including our names and logos. We have registered or applied to register a number of our trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our goods and services, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. If our efforts to register, maintain and protect our intellectual property are inadequate, or if any third party misappropriates, dilutes or infringes upon our intellectual property, the value of our brands may be harmed, which could have a material adverse effect on our business, financial condition or results of operations and might prevent our brands from achieving or maintaining market acceptance.

We may also face the risk of claims that we have infringed third parties’ intellectual property rights. If third parties claim that we have infringed or are infringing upon their intellectual property rights, our operating profits could be affected in a materially adverse manner. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our services, if feasible, divert management’s attention and resources or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products or services, any of which could have a negative impact on our business, financial condition or results of operations and could harm our future prospects.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business significantly depends upon the continued contributions of our founders and key employees, both individually and as a group. Our future performance will substantially depend upon our ability to motivate and retain Christopher Pappas, our chairman, president and chief executive officer, John Pappas, our vice chairman, and John Austin, our chief financial officer and assistant corporate secretary, as well as certain other senior key employees. The loss of the services of any of our founders or key employees, including key employees of the businesses we have acquired, could have a material adverse effect on our business, financial condition or results of operations. We have no reason to believe that we will lose the services of any of these individuals in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the foodservice distribution industry and special role in our operations.

Our insurance policies may not provide adequate levels of coverage against all claims, and fluctuating insurance requirements and costs could negatively impact our profitability. In addition, if we fail to establish proper reserves and adequately estimate future expenses, the costs associated with our self-insured group medical, workers’ compensation liability and auto liability plans may adversely affect our business, financial condition or results of operations.

We believe that our insurance coverage is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. These losses, should they occur, could have a material and adverse effect on our business, financial condition or results of operations. In addition, the cost of workers’ compensation insurance, general liability insurance and directors’ and officers’ liability insurance fluctuates based upon our historical trends, market conditions and availability. Because our operations principally are centered in large, metropolitan areas, our insurance costs are higher than if our operations and facilities were based in more rural markets. Additionally, health insurance costs in general have risen significantly over the past few years. These increases, as well as recently-enacted federal legislation requiring employers to provide specified levels of health insurance to all employees, could have a negative impact upon our business, financial condition or results of operations, and there can be no assurance that we will be able to successfully offset the effect of such increases with plan modifications and cost control measures, additional operating efficiencies or the pass-through of such increased costs to our customers.

Effective October 1, 2011, we began maintaining a self-insured group medical program. We record a liability for medical claims during the period in which they occur as well as an estimate of incurred but not reported claims. Management determines the adequacy of these accruals based on a monthly evaluation of our historical claims experience and medical cost trends. Projections of future loss expenses are inherently uncertain because of the random nature of insurance claims occurrences and could be significantly affected if future occurrences and claims differ from these assumptions and historical trends. If we suffer a substantial loss that is not covered by our self-insurance reserves, the loss and attendant expenses could harm our business and operating results. We have purchased stop loss coverage from third parties which limits our exposure above the amounts we have self-insured.

Effective August 1, 2012, we are self-insured for workers’ compensation and automobile liability to deductibles or self-insured retentions of $350,000 for workers compensation and $250,000 for automobile liability per occurrence. The amounts in excess of our deductibles are fully insured by third party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and cost trends. Projections of future loss expenses are inherently uncertain because of the random nature of insurance claims occurrences and could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Increases in our labor costs, including as a result of labor shortages, the unionization of some of our associates, the price or unavailability of insurance and changes in government regulation could slow our growth or harm our business.

We are subject to a wide range of labor costs. Because our labor costs are, as a percentage of revenues, higher than other industries, we may be significantly harmed by labor cost increases.

Our operations are highly dependent upon our experienced and sophisticated sales professionals. Qualified individuals have historically been in short supply and an inability to attract and retain them may limit our ability to expand our operations in existing markets as well as our ability to penetrate new markets. We can make no assurances that we will be able to attract and retain qualified individuals in the future. Additionally, the cost of attracting and retaining qualified individuals may be higher than we currently anticipate, and as a result, our profitability could decline. We are subject to the risk of employment-related litigation at both the state and federal levels, including claims styled as class action lawsuits, which are more costly to defend. Also, some employment-related claims in the area of wage and hour disputes are not insurable risks.

Despite our efforts to control costs while still providing competitive health care benefits to our staff members, significant increases in healthcare costs continue to occur, and we can provide no assurance that our cost containment efforts in this area will be effective. Moreover, we are continuing to assess the impact of federal health care legislation on our health care benefit costs, and significant increases in such costs could adversely impact our operating results. There is no assurance that we will be able to pass through the costs of such legislation in a manner that will not adversely impact our operating results.

In addition, many of our delivery and warehouse personnel are hourly workers subject to various minimum wage requirements. Mandated increases in minimum wage levels have recently been and continue to be proposed and implemented at both federal and state government levels. Minimum wage increases may increase our labor costs.

We are also subject to the regulations of the U.S. Citizenship and Immigration Services and U.S. Customs and Immigration Enforcement. Our failure to comply with federal and state labor laws and regulations, or our employees’ failure to meet federal citizenship or residency requirements, could result in a disruption in our work force, sanctions or fines against us and adverse publicity.

Although currently none of our employees are represented by collective bargaining agreements, as we increase our employee base and broaden our distribution operations to new geographic markets, including as a result of acquisitions, our increased visibility could result in increased or expanded union-organizing efforts or we may acquire businesses with unionized workforces. Although we have not experienced a work stoppage to date, if employees were to unionize or we acquired businesses with unionized employees, we could be subject to work stoppages and increases in labor costs, either of which could have a material adverse effect on our business, financial condition or results of operations.

Moreover, potential changes in labor legislation, including the Employee Free Choice Act, or EFCA, could result in portions of our workforce, such as our delivery personnel, being subjected to greater organized labor influence. EFCA could impact the nature of labor relations in the United States and how union elections and contract negotiations are conducted. EFCA aims to facilitate unionization, and employers of unionized employees may face mandatory, binding arbitration of labor scheduling, costs and standards, which could increase the costs of doing business. EFCA or similar labor legislation could have an adverse effect on our business, financial condition or results of operations by imposing requirements that could potentially increase costs and reduce our operating flexibility.

We are subject to significant governmental regulation, and failure to comply could subject us to enforcement actions, recalls or other penalties, which could have a material adverse effect on our business, financial condition or results of operations.

Our business is highly regulated at the federal, state and local levels, and our specialty food products, meat, poultry and seafood products and distribution operations require various licenses, permits and approvals. For example:

■	the products we distribute in the United States and Canada are subject to regulation and inspection by the FDA, the USDA, Health Canada and the Canadian Food Inspection Agency;

■

our warehouse, distribution facilities, repackaging activities and other operations also are subject to regulation and inspection by the FDA, the USDA, Health Canada, the Canadian Food Inspection Agency and state and provincial health authorities; and

■	our U.S. and Canadian trucking operations are regulated by the U.S. Department of Transportation, the U.S. Federal Highway Administration, Transport Canada and provincial transportation authorities.

Our suppliers are also subject to similar regulatory requirements and oversight. The failure to comply with applicable regulatory requirements could result in civil or criminal fines or penalties, product recalls, closure of facilities or operations, the loss or revocation of any existing licenses, permits or approvals or the failure to obtain additional licenses, permits or approvals in new jurisdictions where we intend to do business, any of which could have a material adverse effect on our business, financial condition or results of operations.

In addition, as a distributor and repackager of specialty food products and meat, poultry and seafood products, we are subject to increasing governmental scrutiny of and public awareness regarding food safety and the manufacture, sale, packaging, storage and marketing of natural, organic and other food products. Compliance with these laws may impose a significant burden upon our operations. If we were to distribute foods that are or are perceived to be contaminated, or otherwise not in compliance with applicable laws, any resulting product recalls could have a material adverse effect on our business, financial condition or results of operations. In January 2011, President Obama signed into law the FDA Food Safety Modernization Act, which greatly expands the FDA’s authority over food safety, including giving the FDA power to order the recall of unsafe foods, increase inspections at food processing facilities, issue regulations regarding the sanitary transportation of food, enhance tracking and tracing requirements and order the detention of food that it has “reason to believe” is adulterated or misbranded, among other provisions. The FDA has taken a number of steps to implement the law, including, among others, the issuance of proposed rules on preventive controls and to strengthen the oversight of imported foods. We cannot assure you that these actions will not impact us or others in our industry, including suppliers of the products we sell, many of whom are small-scale producers who may be unable or unwilling to bear the expected increases in costs of compliance and as a result cease operations or seek to pass along these costs to us.

Additionally, concern over climate change, including the impact of global warming, has led to significant U.S. and international legislative and regulatory efforts to limit greenhouse gas, or GHG, emissions. Increased regulation regarding GHG emissions, especially diesel engine emissions, could impose substantial costs upon us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our vehicles prematurely.

Until the timing, scope and extent of such regulation becomes known, we cannot predict its effect on our business, financial condition or results of operations. It is reasonably possible, however, that such regulation could impose material costs on us which we may be unable to pass on to our customers.

We incur increased cost obligations as a result of being a public company.

New and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC and the Nasdaq Global Select Market, have created uncertainty for public companies and increased our costs and time that our board of directors and management must devote to complying with these rules and regulations. These rules and regulations increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the ongoing obligation to maintain the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and requires a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. While we have concluded that our internal control over financial reporting as of December 28, 2012 was effective, there is no guarantee that such internal control over financial reporting will remain effective in future years. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and share price and could limit our ability to report our financial results accurately and timely.

Federal, state and local tax rules may adversely impact our business, financial condition or results of operations.

We are subject to federal, state and local taxes in the United States. Although we believe that our tax estimates are reasonable, if the Internal Revenue Service, or IRS, or any other taxing authority disagrees with the positions we have taken on our tax returns, we could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our business, financial condition or results of operations. In addition, complying with new tax rules, laws or regulations could impact our business, financial condition or results of operations, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase our effective tax rate. Any increase in our effective tax rate could have a material impact on our business, financial condition or results of operations.

Risks Relating to this Offering

This offering is expected to be dilutive.

Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 27, 2013. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

Our management team will have broad discretion as to how to use the net proceeds from this offering and might not apply those proceeds in ways that increase the value of your investment.

Our management team will have broad discretion in using the net proceeds we receive in this offering. We currently expect to use a portion of the net proceeds from this offering to repay outstanding borrowings under our senior secured revolving credit facility and the remaining portion of the net proceeds for this offering for general corporate purposes which may include the acquisition of businesses that complement our business. Until these proceeds are used, we plan to invest them in investment-grade, interest-bearing investments, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering remaining after we repay outstanding borrowings under our senior secured revolving credit facility in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The price of our common stock may be volatile and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent our stockholders from being able to sell their shares at or above the price the stockholders paid for their shares. The market price of our common stock could fluctuate significantly for various reasons, which include the following:

■	our quarterly or annual earnings or those of other companies in our industry;

■	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

■	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

■	changes in accounting standards, policies, guidance, interpretations or principles;

■	additions or departures of our senior management personnel;

■	sales of common stock by our directors and executive officers;

■	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

■	actions by our stockholders;

■

the level and quality of research analyst coverage of our common stock, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

■	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet projections included in our public disclosure;

■	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our customers, our distributors or suppliers or our competitors;

■	introductions of new products or new pricing policies by us or by our competitors;

■	acquisitions or strategic alliances by us or our competitors;

■	short sales, hedging and other derivative transactions in our common stock;

■	the operating and stock price performance of other companies that investors may deem comparable to us; and

■

other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

As of September 13, 2013, our executive officers, directors and their affiliates beneficially owned, in the aggregate, approximately 33.8% of our outstanding shares of common stock. In particular, Christopher Pappas, our president and chief executive officer, and John Pappas, our vice chairman, beneficially owned approximately 31.7% of our outstanding shares of common stock as of September 13, 2013. Upon completion of this offering and assuming all of the shares sold to cover the underwriters’ exercise of the option to purchase additional shares are sold by the selling stockholders, our executive officers, directors and their affiliates will beneficially own, in the aggregate, approximately 27.2% of our outstanding shares of common stock, and Christopher Pappas and John Pappas will beneficially own, in the aggregate, approximately 25.4% of our outstanding shares of common stock. As a result of their significant individual ownership levels, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Future sales of our common stock, including shares purchased in this offering, in the public market could lower our stock price.

Sales of substantial amounts of our common stock in the public market following this offering by our existing stockholders may adversely affect the market price of our common stock. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price we deem appropriate.

As described under the caption “Underwriting (Conflicts of Interest),” our directors and executive officers have entered into lock-up agreements that, with limited exceptions, prohibit the director or executive officer from selling, contracting to sell or otherwise disposing of any common stock or securities that are convertible or exchangeable for common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for at least 90 days from the date of this prospectus supplement, although Jefferies LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Jefferies LLC has advised us that it has no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, Jefferies LLC would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, none of these shares may be sold until at least 90 days after the date of this prospectus supplement. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.

If securities analysts or industry analysts downgrade our stock, publish negative research or reports or do not publish reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our stock or our competitors’ stock, our stock price may likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Since we do not expect to pay any dividends for the foreseeable future, investors in this offering may be forced to sell their stock in order to realize a return on their investment.

We have not declared or paid any dividends on our common stock. We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, capital requirements, legal requirements and earnings, among other factors. Moreover, our ability to pay dividends is restricted by the terms of our senior secured credit facilities and the agreement covering our senior secured notes and might be restricted by the terms of any additional indebtedness we incur in the future. Consequently, you should not rely upon dividends in order to receive a return on your investment.

Our issuance of preferred stock or debt securities could adversely affect holders of our common stock and discourage a takeover.

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

Additionally, in the future, we may need to raise additional funds through the issuance of new debt, including longer-term, fixed-rate debt. If we issue new debt securities, the debt holders would have rights senior to those of our common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources, including availability under our senior secured revolving credit facility, faster than we currently anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt, including longer-term, fixed-rate debt, or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements or grow our business through acquisitions, or otherwise. If we issue new debt securities, the debt holders would have rights senior to those of our common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend upon market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

■	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

■	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

■	eliminating the ability of stockholders to call a special meeting of stockholders; and

■	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $70.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed public offering price of $22.61 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on September 13, 2013.

We intend to use the net proceeds of this offering to repay all of the outstanding borrowings under our senior secured revolving credit facility and, after repaying those borrowings, for general corporate purposes, which may include the acquisition of assets used or useful in, or the equity of entities engaged in, our business or a complementary business. Affiliates of certain of the underwriters serve as lenders and agents under our senior secured revolving credit facility and will consequently receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with Rule 5121 of FINRA. See “Underwriting (Conflicts of Interest)” on page S-41.

As of September 13, 2013, we had $14.5 million of borrowings outstanding under our senior secured revolving credit facility at a weighted average effective interest rate of 4.55% per year and a maturity date of April 25, 2017. Borrowings under our senior secured revolving credit facility were incurred to finance our recent acquisitions. See “Summary—Recent Acquisitions.” Amounts repaid under our senior secured revolving credit facility may be reborrowed, subject to the terms of the facility.

Our management will have broad discretion to allocate and use the net proceeds from this offering. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds from this offering in a manner other than as described in this prospectus supplement. Pending the application of the net proceeds of this offering, we expect to invest the proceeds in investment-grade, interest-bearing securities.

The selling stockholders will receive approximately $10.6 million in net proceeds from their sale of 495,000 shares of common stock in this offering if the underwriters exercise in full their option to purchase additional shares of common stock from the selling stockholders, after deducting estimated underwriting discounts and commissions, based on an assumed public offering price of $22.61 per share, the last reported sale price of our common stock on the Nasdaq Global Select Market on September 13, 2013. We will not receive any proceeds from the sale of shares by the selling stockholders. We will, however, bear the costs, other than underwriting discounts and commissions, associated with the sale of shares of common stock by the selling stockholders. See “Selling Stockholders” and “Underwriting (Conflicts of Interest)” on pages S-37 and S-41, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of June 28, 2013:

■	on an actual basis;

■

on an as adjusted basis to give effect to (i) the sale by us of 3,300,000 shares of common stock in this offering at an assumed public offering price of $22.61 per share and after deducting underwriting discounts and commissions and estimated fees and expenses payable by us, and (ii) the application of the net proceeds of this offering as described under the caption “Use of Proceeds.”

You should read this information in conjunction with the information under the captions “Use of Proceeds” and “Selected Consolidated Financial Data” herein and our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	AS OF JUNE 28, 2013 (IN THOUSANDS, EXCEPT PER SHARE DATA)
	ACTUAL	AS ADJUSTED (1)
Cash and cash equivalents	$2,310	$57,442

Long-term debt (including current portion):
Senior secured revolving credit facility (2)	15,000	—
Senior secured term loan facility (3)	34,500	34,500
New Markets Tax Credit loan (4)	11,000	11,000
Senior secured notes due 2023	100,000	100,000

Total long-term debt (including current portion)	160,500	145,500
Stockholders’ equity:
Preferred stock—$0.01 par value, 5,000 shares authorized, no shares issued and outstanding at June 28, 2013	—	—
Common stock—$0.01 par value, 100,000 shares authorized, 21,234 shares issued and outstanding on an actual basis and 24,534 shares issued and outstanding on an as adjusted basis	212	245
Additional paid in capital	21,530	91,629
Cumulative foreign currency translation adjustment	(337)	(337)
Retained earnings	26,059	26,059

Total stockholders’ equity	47,464	117,596

Total capitalization	$207,964	$263,096

(1)	For purposes of this capitalization table we have assumed the sale by us of 3,300,000 shares of common stock at a per share price of $22.61, which was the last reported sale price of our common stock on the Nasdaq Global Select Market on September 13, 2013, which would result in net proceeds to us of approximately $70.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses of $750,000.
(2)	Our senior secured revolving credit facility in place at June 28, 2013 provided for borrowings of up to $140.0 million, of which $123.2 million was available as of June 28, 2013 for working capital and general corporate purposes. At June 28, 2013, we had $15.0 million outstanding under our senior secured revolving credit facility. At September 13, 2013, we had $14.5 million outstanding under our senior secured revolving credit facility.

(3)	As of June 28, 2013, we had $34.5 million outstanding under our senior secured term loan facility. At September 13, 2013, we had $34.5 million outstanding under our senior secured term loan facility.

(4)	On April 26, 2012, Dairyland HP LLC, or DHP, a subsidiary of ours, entered into a financing arrangement under the New Markets Tax Credit program under the Internal Revenue Code of 1986, as amended, or the Code, pursuant to which Commercial Lending II LLC, or CLII, a community development entity and a subsidiary of JPMorgan Chase Bank, N.A., provided to DHP an $11.0 million construction loan, or the NMTC Loan, to help fund DHP’s expansion and build-out of our new Bronx, NY distribution facility. The NMTC Loan is evidenced by a Mortgage Note, dated as of April 26, 2012, or the Mortgage Note, between DHP, as maker, and CLII, as payee. Under the Mortgage Note DHP is obligated to pay CLII (i) monthly interest payments on the principal balance then outstanding and (ii) the entire unpaid principal balance then due and owing on April 26, 2017. Interest accrues under the Mortgage Note at 1.00% per annum for as long as DHP is not in default thereunder, which interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes to those statements incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 28, 2012. The historical statement of operations data for the fiscal years ended December 28, 2012, December 30, 2011 and December 24, 2010 and the historical balance sheet data as of December 28, 2012 and December 30, 2011 are derived from our consolidated financial statements, which were audited by BDO USA, LLP, an independent registered public accounting firm, incorporated by reference into this prospectus supplement. The historical statement of operations data for the years ended December 25, 2009 and December 26, 2008 and the historical balance sheet data as of December 24, 2010, December 25, 2009 and December 26, 2008 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement. We have derived the historical statement of operations data for the twenty-six weeks ended June 28, 2013 and June 29, 2012 and the historical balance sheet data as of June 28, 2013 from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement. We have derived the balance sheet data as of June 29, 2012 from our unaudited interim consolidated financial statements not incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of our financial position at June 28, 2013 and June 29, 2012 and results of our operations and our cash flows for the twenty-six weeks ended June 28, 2013 and June 29, 2012. The unaudited financial information for the twelve months ended June 28, 2013 has been derived by adding our financial information for the twenty-six weeks ended June 28, 2013 to our financial information for the fiscal year ended December 28, 2012 and subtracting our financial information for the twenty-six weeks ended June 29, 2012. The twelve-month period ended June 28, 2013 consisted of 52 weeks. The financial condition and results of operations as of and for the twenty-six weeks and twelve months ended June 28, 2013 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 27, 2013. All of the fiscal years shown below had fifty-two weeks, except that fiscal 2011 had fifty-three weeks. As a result, some of the variations reflected in the following data may be attributed to different lengths of the fiscal year.

The selected consolidated financial data presented below represent only portions of our financial statements and, accordingly, are not complete. You should read this information in conjunction with the information included under the captions “Use of Proceeds” and “Capitalization” herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, and the related notes thereto, which are incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 28, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2013.

On July 27, 2011, we converted our company from a Delaware limited liability company, Chefs’ Warehouse Holdings, LLC, into a Delaware corporation, The Chefs’ Warehouse, Inc. The summary consolidated financial data relate to Chefs’ Warehouse Holdings, LLC and its consolidated subsidiaries prior to the conversion and The Chefs’ Warehouse, Inc. and its consolidated subsidiaries from and after the conversion.

	FISCAL YEAR ENDED					TWENTY-SIX WEEKS ENDED		LAST TWELVE MONTHS ENDED (1)
	DECEMBER 28, 2012	DECEMBER 30, 2011	DECEMBER 24, 2010	DECEMBER 25, 2009	DECEMBER 26, 2008	JUNE 28, 2013	JUNE 29, 2012	JUNE 28, 2013
	(In thousands, except share amounts and per share data)
Statement of Operations Data:
Net sales	$480,292	$400,632	$330,118	$271,072	$281,703	$309,576	$212,894	$576,974
Cost of sales	355,288	294,698	244,340	199,764	211,387	230,380	156,374	429,294

Gross profit	125,004	105,934	85,778	71,308	70,316	79,196	56,520	147,680
Operating expenses	96,237	78,138	64,206	57,977	60,314	62,243	42,945	115,535

Operating income	28,767	27,796	21,572	13,331	10,002	16,953	13,575	32,145
Interest expense	3,674	14,570	4,041	2,815	3,238	3,270	1,444	5,500
(Gain)/loss on fluctuation of interest rate swap	—	(81)	(910)	(658)	1,118	—	—	—
Loss on sale of assets	18	6	—	—	—	4	—	22

Income from operations before income taxes	25,075	13,301	18,441	11,174	5,646	13,679	12,131	26,623
Provision for income taxes	10,564	5,603	2,567	2,213	3,450	5,686	5,039	11,211

Net income	$14,511	$7,698	$15,874	$8,961	$2,196	$7,993	$7,092	$15,412

Deemed dividend accretion on Class A members’ units	—	—	(4,123)	(6,207)	(3,000)	—	—	—
Deemed dividend paid to Class A members’ units	—	—	(22,429)	—	—	—	—	—

Net income (loss) attributable to common stockholders	$14,511	$7,698	$(10,678)	$2,754	$(804)	$7,993	$7,092	$15,412

Other Comprehensive Income (Loss):
Foreign currency translation adjustments	—	—	—	—	—	(337)	—	(337)

Comprehensive Income (Loss)	$14,511	$7,698	$(10,678)	$2,754	$(804)	$7,656	$7,092	$15,075

Net income (loss) per share attributable to common stockholders:
Basic	$0.70	$0.44	$(0.50)	$0.12	$(0.04)	$0.38	$0.35	$0.73
Diluted	$0.69	$0.43	$(0.50)	$0.11	$(0.04)	$0.38	$0.34	$0.72
Weighted average common shares outstanding:
Basic	20,612,407	17,591,376	21,331,646	22,900,709	22,558,206	20,764,739	20,526,293	20,764,739
Diluted	20,926,365	18,031,651	21,331,646	24,084,979	22,558,206	21,006,260	20,876,995	21,006,260
Balance Sheet Data (at end of period):
Cash and cash equivalents	$118	$2,033	$1,978	$875	$1,591	$2,310	$2,436	$2,310
Working capital	$57,802	$29,769	$12,206	$22,479	$22,101	$69,976	$36,483	$69,976
Total assets	$210,134	$107,878	$82,672	$65,937	$64,502	$275,322	$143,195	$275,322
Long-term debt, net of current portion	$119,352	$39,590	$82,580	$29,928	$37,323	$154,921	$68,254	$154,921
Total liabilities	$170,852	$84,308	$131,484	$60,603	$67,720	$227,858	$112,175	$227,858
Redeemable Class A members’ units	—	—	—	$41,698	$35,491	—	—	—
Total stockholders’ equity (deficit)	$39,282	$23,570	$(48,812)	$(36,364)	$(38,709)	$47,464	$31,020	$47,464
Other Financial Data:
Net cash provided by operating activities	$8,391	$16,720	$13,524	$11,885	$1,616	$20,818	$7,507	$21,702
Net cash used in investing activities	$(75,714)	$(19,833)	$(4,871)	$(4,827)	$(5,848)	$(57,329)	$(21,516)	$(111,527)
Net cash (used in) provided by financing activities	$65,408	$3,168	$(7,550)	$(7,774)	$3,591	$38,592	$14,412	$89,588
Capital expenditures	$(3,186)	$(2,081)	$(1,133)	$(1,061)	$(1,848)	$(3,301)	$(1,968)	$(4,519)
EBITDA (2)(3)	$32,681	$29,593	$24,585	$15,906	$10,869	$20,522	$14,957	$38,246
Adjusted EBITDA (2)(3)	$36,780	$30,659	$23,937	$16,345	$12,340	$21,829	$15,501	$43,108

(1)	The unaudited financial information for the twelve months ended June 28, 2013 has been derived by adding our financial information for the twenty-six weeks ended June 28, 2013 to our financial information for the fiscal year ended December 28, 2012 and subtracting our financial information for the twenty-six weeks ended June 29, 2012. The twelve-month period ended June 28, 2013 consisted of 52 weeks.
(2)	EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization plus adjustments (i) in 2008, 2009, 2010 and 2011 for the gain or loss, as applicable, associated with the marking to market of an interest rate swap we entered into in 2005 that expired in January 2011; (ii) in 2009 for cash severance payments to individuals in connection with our 2009 management restructuring; (iii) in 2008, 2009 and 2010 for a management fee paid to BGCP, a former member of ours, that will no longer be paid as a result of our redemption of all of our Class A units in October 2010; (iv) in 2011 for a refund received for the overpayment of import tariffs between 2007 and 2010; (v) in each of the periods other than 2008, 2009 and 2010 for non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors; (vi) in 2011 for payments made towards a settlement recorded with the New York Transportation Industry Workers Compensation Trust; (vii) in 2012 and the twenty-six weeks and twelve months ended June 28, 2013, for rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility; (viii) in 2012 and the twelve months ended June 28, 2013, for the impact of Hurricane Sandy, primarily the margin associated with lost revenue and additional bad debt expense incurred; and (ix) in 2011 for the estimated impact of a fifty-third week in 2011. We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income (each measure’s most closely comparable financial metric calculated in accordance with GAAP), provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Neither EBITDA nor Adjusted EBITDA is a measurement determined in accordance with GAAP and each should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies, and our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items.

Our management recognizes that both EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

■	neither EBITDA nor Adjusted EBITDA reflects our capital expenditures or future requirements for capital expenditures;

■	neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

■

neither EBITDA nor Adjusted EBITDA reflects depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor does EBITDA or Adjusted EBITDA reflect any cash requirements for such replacements; and

■	neither EBITDA nor Adjusted EBITDA reflects changes in, or cash requirements for, our working capital needs.

A reconciliation of EBITDA and Adjusted EBITDA to net income is provided below.

	FISCAL YEAR ENDED					TWENTY-SIX WEEKS ENDED		LAST TWELVE MONTHS ENDED
	DECEMBER 28, 2012	DECEMBER 30, 2011	DECEMBER 24, 2010	DECEMBER 25, 2009	DECEMBER 26, 2008	JUNE 28, 2013	JUNE 29, 2012	JUNE 28, 2013
	(in thousands)
Net income	$14,511	$7,698	$15,874	$8,961	$2,196	$7,993	$7,092	$15,412
Interest expense	3,674	14,570	4,041	2,815	3,238	3,270	1,444	5,500
Depreciation and amortization	3,932	1,722	2,103	1,917	1,985	3,573	1,382	6,123
Provision for income taxes	10,564	5,603	2,567	2,213	3,450	5,686	5,039	11,211

EBITDA	$32,681	$29,593	$24,585	$15,906	$10,869	$20,522	$14,957	$38,246
Adjustments:
Gain on fluctuation of interest rate swap (a)	—	(81)	(910)	(658)	1,118	—	—	—
Management severance costs (b)	—	—	—	745	—	—	—	—
Management fee (c)	—	—	262	352	353	—	—	—
Prior year’s customs duty refund (d)	—	(349)	—	—	—	—	—	—
Stock compensation (e)	1,547	2,097	—	—	—	589	360	1,776
Workers’ Compensation Trust settlement (f)	—	116	—	—	—	—	—	—
Duplicate rent (g)	704	—	—	—	—	718	184	1,238
Effect of Hurricane Sandy (h)	1,848	—	—	—	—	—	—	1,848
Impact of 53rd week (i)	—	(717)	—	—	—	—	—	—

Adjusted EBITDA	$36,780	$30,659	$23,937	$16,345	$12,340	$21,829	$15,501	$43,108

(a)	Represents the gain we experienced on our interest rate swap in each period. When we entered into our interest rate swap in 2005, it did not qualify to be accounted for under hedge accounting rules. As such, the mark-to-market movement of the swap was recorded through our statement of operations. This interest rate swap expired in January 2011.
(b)	Represents cash severance payments to individuals in connection with our 2009 management restructuring.
(c)	Represents the annual management fee we paid to BGCP in the respective periods. We redeemed all of our Class A units owned by BGCP in October 2010.
(d)	Represents a refund received for the overpayment of import tariffs between 2007 and 2010.
(e)	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors.
(f)	Represents payments made towards a settlement recorded with the New York Transportation Industry Workers Compensation Trust.
(g)	Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
(h)	Represents our estimate of the impact of Hurricane Sandy, primarily the margin associated with lost revenue and additional bad debt expense incurred.
(i)	Represents the estimated impact of a fifty-third week in the 2011 fiscal year.

(3)	In each of fiscal 2012, fiscal 2011, fiscal 2010 and fiscal 2009, EBITDA increased by $5,037, $8,679, $5,008 and $3,088, respectively, over EBITDA for the immediately preceding fiscal year. In each of fiscal 2012, fiscal 2011, fiscal 2010 and fiscal 2009, Adjusted EBITDA increased by $4,005, $7,592, $6,722 and $6,122, respectively, over Adjusted EBITDA for the immediately preceding fiscal year. EBITDA and Adjusted EBITDA increased $5,565 and $6,328, respectively, for the twenty-six weeks ended June 28, 2013 when compared to the twenty-six weeks ended June 29, 2012.

OUR MANAGEMENT

Executive Officers and Directors

NAME	AGE	POSITION
Christopher Pappas (1)	53	President, Chief Executive Officer and Chairman of the Board of Directors
John Pappas (1)	49	Vice Chairman and Director
Dominick Cerbone	69	Director
John A. Couri	72	Director
Joseph M. Cugine	53	Director
Alan C. Guarino	53	Director
Stephen Hanson	64	Director
John Austin	51	Chief Financial Officer and Assistant Corporate Secretary
Frank O’Dowd	56	Chief Information Officer
Patricia Lecouras	57	Chief Human Resources Officer
Alexandros Aldous	32	General Counsel and Corporate Secretary

(1)	Christopher Pappas and John Pappas are brothers.

Set forth below is a brief description of the business experience of each of our directors and executive officers, as well as certain specific experiences, qualifications and skills that led to the board of directors’ conclusion that each of the directors set forth below is qualified to serve as a director:

Christopher Pappas is our founder and has served as our chief executive officer since 1985 and has been a director on our board and our board chairman since our initial public offering, or IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding our company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations.

John Pappas is a founder of our company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 25 years of experience in logistics, facility management and global procurement and oversees our network of distribution centers nationwide. Mr. J. Pappas is also active in the development of our corporate strategy.

Dominick Cerbone has been a director on our board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young LLP, or Ernst & Young. Most recently, he was a senior partner of the national office of Ernst & Young. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young, where he was responsible for structuring, negotiating, facilitating and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, Connecticut office. Mr. Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our board include his extensive background and experience in accounting. Furthermore, he qualifies as our “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

John A. Couri has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. Mr. Couri is the president of Couri Foundation, Inc., which was founded in 1988 to operate youth programs for underprivileged children; the president of the Hammond Street

Senior Center Foundation, Inc., which operates a senior center in Ridgefield, Connecticut; and the president of Founders Hall Foundation, Inc., which is a donor-supported education and recreation center for senior citizens in the Ridgefield, Connecticut area. In 1983, Mr. Couri co-founded Duty Free International Limited (“DFI”), a New York Stock Exchange-listed public company, now Duty Free Americas Inc., and served as president and chief executive officer of that company until it was sold to the Banro Corporation in 1997. Mr. Couri served as a member of the Listed Company Advisory Board of the New York Stock Exchange from January 1993 to December 1995 and served as chairman of the Board of Trustees of Syracuse University from May 2004 to May 2008. Mr. Couri holds a Bachelor of Arts degree in Economics, with a minor in Business, from Syracuse University and received an honorary doctorate degree from Syracuse University in 2008. Mr. Couri’s qualifications to serve on the Board include his experiences as having been a founder, president and chief executive officer of a publicly-traded company, his expertise involving listed companies and his understanding of corporate finance matters.

Joseph M. Cugine has been a director on our board since September 7, 2012. He is currently the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago with 25 stores; the owner of Cugine Foods LLC, which owns restaurant franchises in New York; and co-founder and partner of a multi-unit restaurant and real estate holding company in New Jersey. Previously, Mr. Cugine was chief customer officer and senior vice president of PepsiCo Inc.’s Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo Inc. and The Procter & Gamble Company. Mr. Cugine serves as a member of the board of directors of the Ridgefield Playhouse in Ridgefield, Connecticut. Mr. Cugine’s qualifications to serve on the Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.

Alan C. Guarino has been a director on our board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn Ferry International after having served as the global sector leader of FinTech, Electronic Trading and Transaction Services at Korn Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, LLC, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the U.S. Army. Mr. Guarino’s qualifications to serve on the Board include his extensive knowledge of human resources, compensation matters and organizational development.

Stephen Hanson has been a director on our board since July 27, 2011. He is the founder and president of B.R. Guest Restaurants Inc., a New York multi-concept operator that began with one restaurant in 1987 and has since expanded to over 20 properties in New York City, Las Vegas and Florida. Mr. Hanson is a member of the Department of Consumer Affairs’ Consumers Council for New York City, a position he has held since January 2011. He also sits on the boards of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities, and City Harvest, a not-for-profit organization dedicated to ending hunger in New York City. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on the Board include his more than twenty years of experience in the restaurant industry, as well as his general business and investing background.

John Austin is our chief financial officer and assistant corporate secretary, positions he has held since July 1, 2012. Prior to joining our company he was a co-founder and chief financial officer of The Hilb Group, LLC, a regional mid-market insurance brokerage firm formed in 2009 which focuses primarily on property and casualty insurance and employee benefits services. Prior to joining The Hilb Group in 2009, Mr. Austin was employed by Performance Food Group Company, or PFG, a Richmond, Virginia-based publicly-traded foodservice distributor, from 1995 to 2009. Mr. Austin served his last six years at PFG as that company’s chief financial officer. Prior to joining PFG, Mr. Austin spent four years as the assistant controller for General Medical Corporation, a Richmond, Virginia-based distributor of medical supplies. He also spent the first six years of his career in public accounting, primarily with the Richmond, Virginia office of Deloitte & Touche LLP.

Frank O’Dowd is our chief information officer, a position he has held since February 15, 2007. Mr. O’Dowd has extensive experience managing information technology in rapidly growing organizations. Prior to joining our company, he was the chief information officer at GAF Materials Corporation, a North American roofing manufacturer, from June 1997 to April 2006, where he guided the company’s IT function as the organization grew from a regional supplier to a large multinational corporation. Mr. O’Dowd’s prior professional experience also includes experiences at Reed Elsevier, Newsweek Magazine and Wyeth Pharmaceuticals. Mr. O’Dowd holds a Bachelor of Arts degree from The University of Dayton and a Master of Arts degree from Stony Brook University.

Patricia Lecouras is our chief human resources officer, a position she has held since March 5, 2007. Ms. Lecouras joined our company from GE Capital Commercial Finance where she was vice president, human resources from 2001 to 2007. Prior to her time with GE Capital Commercial Finance, Ms. Lecouras was with Nine West Shoes (f/k/a Fischer Camuto Corporation) and Xerox Corporation. Ms. Lecouras’s professional experience is multidisciplinary and includes prior experience working in finance and tax-related functions. She also has earned a six sigma master black belt certification. Ms. Lecouras holds a Bachelor of Arts degree in Psychology and Social Work from Skidmore College.

Alexandros Aldous is our general counsel, a position he has held since joining us in March 2011, and our corporate secretary, a position he has held since July 27, 2011. Prior to joining our company, he served as a legal consultant in London to Barclays Capital Inc., the investment banking division of Barclays Bank PLC, from November 2009 to December 2010. Mr. Aldous also served as an attorney with Watson, Farley & Williams LLP from August 2008 to September 2009, where he specialized in mergers and acquisitions and capital markets, and as an attorney with Shearman & Sterling LLP from October 2005 to August 2008, where he specialized in mergers and acquisitions. Mr. Aldous received a Bachelor of Arts degree in Classics and Government from Colby College, a Juris Doctor and M.A. from American University and an LL.M. from the London School of Economics and Political Science. Mr. Aldous is licensed to practice law in the State of New York, Washington, D.C. and England and Wales and is authorized as house counsel in the State of Connecticut.

SELLING STOCKHOLDERS

The following table sets forth information as of September 13, 2013 regarding beneficial ownership of each selling stockholder that is offering shares of our common stock pursuant to the underwriters’ option to purchase additional shares of our common stock. When we refer to “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe that, based upon the information furnished to us, the persons and entities named in the tables below have sole voting and investment power with respect to all of the shares that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership upon 21,214,988 shares outstanding on September 13, 2013 and 24,514,988 shares of common stock outstanding upon completion of this offering.

Unless otherwise noted below, the address of each beneficial owner set forth in the table is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877, and our telephone number is (203) 894-1345.

	COMMON STOCK BENEFICIALLY OWNED (1)					PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME	PRIOR TO THE OFFERING	SHARES BEING OFFERED	SHARES SUBJECT TO OPTION TO PURCHASE ADDITIONAL SHARES	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)	PRIOR TO THE OFFERING	AFTER THE OFFERING	AFTER THE OFFERING (OPTION TO PURCHASE ADDITIONAL SHARES EXERCISED IN FULL)
Christopher Pappas	3,609,215	—	247,500	3,609,215	3,361,715	17.01%	14.72%	13.71%
John Pappas	3,122,615	—	247,500	3,122,615	2,875,115	14.72%	12.74%	11.72%

(1)	Based on 21,214,988 shares of common stock outstanding as of September 13, 2013.

Material Relationships with Selling Stockholders

Except as described below, no selling stockholder has had any material transaction or relationship with us or any of our predecessors or affiliates within the past three years.

Christopher Pappas—Mr. C. Pappas is one of our founders and currently serves as our President and Chief Executive Officer and as the Chairman of our board of directors. Mr. C. Pappas is (i) the brother of John Pappas, one of our founders and our current Vice Chairman and a director on our board of directors, (ii) the brother-in-law of Dean Facatselis, a former director of ours and a former beneficial owner of greater than 5% of our common stock, and (iii) the brother of Kay Facatselis, Dean Facatselis’s wife and a former beneficial owner of greater than 5% of our common stock. For more information regarding our transactions with Mr. C. Pappas, see the information under the caption “Corporate Governance—Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2013, which is incorporated herein by reference.

John Pappas—Mr. J. Pappas is one of our founders and currently serves as our Vice Chairman and a director on our board of directors. Mr. J. Pappas is (i) the brother of Christopher Pappas, one of our founders and our current Chairman, President and Chief Executive Officer, (ii) the brother-in-law of Dean Facatselis, a former director of ours and a former beneficial owner of greater than 5% of our common stock, and (iii) the brother of Kay Facatselis, Dean Facatselis’s wife and a former beneficial owner of greater than 5% of our common stock. For more information regarding our transactions with Mr. J. Pappas, see the information under the caption “Corporate Governance—Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2013, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following discussion is a general summary of the material U.S. federal tax consequences of the purchase, ownership and disposition of shares of our common stock applicable to “non-U.S. holders.” As used herein, a non-U.S. holder means a beneficial owner of shares of our common stock that is not a “U.S. person” (as defined below) or a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code). For U.S. federal income tax purposes, a “U.S. person” includes:

■	an individual who is a citizen or resident of the United States;

■

a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

■	an estate the income of which is subject to United States federal income taxation regardless of its source; or

■

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (2) was in existence on August 20, 1996, was treated as a U.S. domestic trust immediately prior to that date, and has validly elected to continue to be treated as a U.S. domestic trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your own tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider state and local or non-U.S. tax consequences. It does not address consequences relating to Medicare tax imposed on certain investment income. It also does not consider non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, holders of shares of our common stock that hold such shares as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive shares of our common stock as compensation). This summary is based on provisions of the Code, applicable United States Department of the Treasury, or Treasury, regulations, administrative pronouncements of the IRS and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

Each prospective non-U.S. holder should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of purchasers holding and disposing of shares of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our common stock, will be considered to be “U.S. trade or business income” if such dividend income or gain is (1) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (2) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a “permanent establishment” (or, for an individual, a “fixed base”) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

The U.S. federal withholding tax described below does not apply to any dividends that are U.S. trade or business income, as described above, of a non-U.S. holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Distributions

Distributions of cash or property (other than certain stock distributions) that we pay on shares of our common stock (or certain redemptions that are treated as distributions of shares of our common stock) will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in its shares of our common stock, and thereafter will be treated as capital gain. See “Dispositions of Shares of Our Common Stock” below. A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of shares of our common stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries. A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

Dispositions of Shares of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of shares of our common stock unless:

■	the gain is U.S. trade or business income, as described above;

■	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

■

we are or have been a “U.S. real property holding corporation,” which we refer to as a “USRPHC,” under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for its shares of our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC. In addition, based on our financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC, although there can be no assurance these conclusions are correct or might not change in the future based on changed circumstances. If we are found to be a USRPHC, a non-U.S. holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of shares of our common stock so long as shares of our common stock are “regularly traded on an established securities market” as defined under applicable Treasury regulations and a non-U.S. holder owns, actually and constructively, 5% or less of the shares of our common stock during the shorter of the five year period ending on the date of disposition and such non-U.S. holder’s holding period for its shares of our common stock. Prospective investors should be aware that no assurance can be given that shares of our common stock will be so regularly traded when a non-U.S. holder sells its shares of our common stock.

Gain described in the second bullet point above will be subject to a flat 30% tax (or such lower tax rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses.

Information Reporting Requirements, Backup Withholding and Certain Other Required Withholding

We must annually report to the IRS and to each non-U.S. holder any dividend income and any amount of tax, if any, withheld with respect to such dividends that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation at a current rate of 28% on certain reportable payments. Dividends paid to a non-U.S. holder of shares of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of shares of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies under penalties of perjury (generally on IRS Form W-8BEN) that the holder is not a U.S. person or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a foreign person with certain specified U.S. connections (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a “U.S. related person,” the Treasury regulations require information reporting (but generally not backup withholding) on the payment unless the holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the holder is not a U.S. person or otherwise establishes an exemption and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of shares of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, if the non-U.S. holder timely provides the required information to the IRS and meets certain other requirements.

Legislation referred to as “FATCA” generally imposes a 30% U.S. withholding tax on dividends on our common stock and the gross proceeds from a disposition of our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) unless such institution enters into an agreement with the Treasury to collect and disclose information regarding U.S. account holders of such institution (including certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments or it otherwise qualifies for an exemption and (ii) a non-financial foreign entity unless such entity provides the payor with a certification that it does not have any substantial direct or indirect U.S. owners or provides information identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity or it otherwise qualifies for an exemption. Under applicable Treasury regulations and recent IRS administrative guidance, the withholding would apply to dividends paid after June 30, 2014, and gross proceeds from sales or other dispositions of our common stock after December 31, 2016. The U.S. government has entered into several intergovernmental agreements implementing FATCA in a manner that alters the rules described above. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, shares of our common stock will be treated as U.S. situs property and, therefore, will be subject to U.S. federal estate tax.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated September         , 2013, between us, the selling stockholders and Jefferies LLC, as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
BB&T Capital Markets, a division of BB&T Securities, LLC
Canaccord Genuity Inc.

Total	3,300,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $         per share of common stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by Jefferies LLC. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholders are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE				TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES		WITH OPTION TO PURCHASE ADDITIONAL SHARES		WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES		WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$		$		$		$
Underwriting discounts and commissions paid by us	$			—	$			—
Proceeds to us, before expenses	$			—	$			—
Underwriting discounts and commissions paid by the selling stockholders		—	$			—	$
Proceeds to the selling stockholders, before expenses		—	$			—	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $750,000. We estimate expenses payable by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $35,000.

We have also agreed to reimburse the underwriters for portions of their expenses in an amount up to $15,000 as set forth in the underwriting agreement.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “CHEF.”

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 495,000 shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, and our directors have agreed, subject to specified exceptions, not to directly or indirectly:

■

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

■

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC.

This restriction terminates after the close of trading of the shares on and including the 90th day after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either:

■	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies LLC waives, in writing, such an extension.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction and therefore has not been effectively placed by such syndicate member.

None of we, the selling stockholders or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Directed Share Program

At our request, the underwriters have reserved for sale, at the public offering price, up to 100,000 shares of common stock offered by this prospectus supplement for sale to our employees, directors and other persons associated with us who have expressed an interest in purchasing shares in the offering. Directed shares in the program purchased by our directors and officers will be subject to the lock-up provisions described above. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase such directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus supplement. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of shares of common stock in the program. Jefferies LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed shares.

Electronic Distribution

A prospectus supplement and accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Conflicts of Interest

Because an affiliate of J.P. Morgan Securities LLC is a lender under our senior secured revolving credit facility and will receive more than 5% of the net proceeds of this offering due to the repayment of the senior secured revolving credit facility by us, J.P. Morgan Securities LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, J.P. Morgan Securities LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” on page S-28.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters serve as lenders and agents under our senior secured revolving credit facility and senior secured term loan facility and will consequently receive a portion of the net proceeds of this offering. Additionally, under the New Markets Tax Credit program under the Internal Revenue Code of 1986, as amended, one of our indirect subsidiaries entered into a financing arrangement with Commercial Lending II LLC, a subsidiary of an affiliate of J. P. Morgan Securities, LLC, an underwriter and joint book-running manager for this offering.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which is referred to as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus supplement and accompanying prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

c)	to any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which is referred to as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, each such person being referred to as a relevant person.

This prospectus supplement and accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 28, 2012 and December 30, 2011, and for each of the fiscal years in the three-year period ended December 28, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2012, have been incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012 in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Michael’s Finer Meats, LLC as of December 25, 2011 and December 26, 2010, and for each of the fiscal years in the three-year period ended December 25, 2011 have been incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K/A filed with the SEC on October 25, 2012 in reliance upon the report of GBQ Partners, LLC, an independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.chefswarehouse.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed” in accordance with SEC rules):

1.	Annual Report on Form 10-K for the year ended December 28, 2012, filed with the SEC on March 13, 2013.

2.	Quarterly Report on Form 10-Q for the quarter ended March 29, 2013, filed with the SEC on May 7, 2013, Amendment No. 1 to Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, filed with the SEC on March 13, 2013, and Quarterly Report on Form 10-Q for the quarter ended June 28, 2013, filed with the SEC on August 6, 2013.

3.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2013.

4.	Current Reports on Form 8-K filed with the SEC on January 2, 2013, January 24, 2013, March 18, 2013, April 18, 2013, May 1, 2013 and May 21, 2013 and Current Report on Form 8-K/A filed with the SEC on October 25, 2012.

5.	The description of our common stock set forth under the heading “Description of Our Capital Stock” in the prospectus included in the Registration Statement on Form S-1 (File No. 333-173445) initially filed with the SEC on April 12, 2011 (as amended from time to time).

6.	All documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of the offering.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document that is incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or the accompanying prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference herein, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus supplement or the accompanying prospectus.

Requests for such documents shall be directed to:

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Attn: Corporate Secretary

Telephone: (203) 894-1345

PROSPECTUS

The Chefs’ Warehouse, Inc.

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

This prospectus relates to common stock, preferred stock, warrants, debt securities and units that we may offer from time to time. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. The units may consist of any combination of the securities listed above. The securities may be offered in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through our agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

In addition up to 2,507,522 shares of our common stock may be offered and sold, from time to time, by selling stockholders described in this prospectus under the heading “Selling Stockholders” in the future in amounts, at prices and on other terms to be determined at the time of the offering and by any means described in this prospectus under the heading “Plan of Distribution.” We will not receive any proceeds from the sale of our common stock by any of the selling stockholders.

This prospectus may not be used to sell shares of our common or preferred stock, warrants, debt securities or units unless accompanied by a prospectus supplement.

We will provide the specific terms of each offering of our securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CHEF.” On May 17, 2013, the closing price of our common stock on the NASDAQ Global Select Market was $20.91 per share. You are urged to obtain current market quotations of the common stock.

The mailing address of our principal executive offices is 100 East Ridge Road, Ridgefield, Connecticut 06877. Our telephone number is (203) 894-1345.

Investing in our common or preferred stock, warrants, debt securities or units involves a high degree of risk. You should carefully consider all of the information set forth in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission, the “Risk Factors” section beginning on page 3 of this prospectus and in the applicable prospectus supplement before investing in any of our common or preferred stock, warrants, debt securities or units.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings and the selling stockholders identified herein may, from time to time, sell shares of our common stock in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we, or the selling stockholders, sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

On July 27, 2011, we converted our company from a Delaware limited liability company, Chefs’ Warehouse Holdings, LLC, into a Delaware corporation, The Chefs’ Warehouse, Inc. Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Chefs’ Warehouse” refer to Chefs’ Warehouse Holdings, LLC and its subsidiaries prior to the conversion date and The Chefs’ Warehouse, Inc. and its subsidiaries on or after the conversion date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus and any prospectus supplement because they describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “predict,” “intend,” “may,” “should,” “will,” and “would,” the negative of such words or similar words. Any forward-looking statements in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, possibly materially.

The important factors listed under “Part I. Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2013, each of which are incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in these forward-looking statements. You should be aware that the occurrence of the events described under “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2013 could have an adverse effect on our business, results of operations and financial position and that adverse effect could be material. Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

THE COMPANY

We are a premier distributor of specialty food products. We are focused on serving the specific needs of chefs who own and/or operate some of the leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores. We believe that we have a distinct competitive advantage in serving these customers as a result of our extensive selection of distinctive and hard-to-find specialty and center-of-the-plate food products, our product knowledge and our customer service.

We define specialty food products as gourmet foods and ingredients that are of the highest grade, quality or style as measured by their uniqueness, exotic origin or particular processing method. Our product portfolio includes over 23,200 SKUs and is comprised primarily of imported and domestic specialty food products, such as artisan charcuterie, specialty cheeses, unique oils and vinegars, hormone-free protein, truffles, caviar, pastries, dessert and chocolate. Our center-of-the-plate products include custom cut steaks, seafood and other protein. We also offer an extensive line of broadline food products, including cooking oils, butter, eggs, milk and flour. Our core customers are chefs, and we believe that, by offering a wide selection of both distinctive and hard-to-find products, together with staple broadline food products, we are able to differentiate ourselves from larger, traditional broadline foodservice distributors, while simultaneously enabling our customers to utilize us as their primary foodservice distributor.

Founded in 1985 as Dairyland USA Corporation, a distributor of butter, eggs and select specialty food products in the New York metropolitan area, we focus our sales efforts on developing relationships with the chefs who own or operate independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines and specialty food stores in thirteen leading culinary markets, including New York, Washington, D.C., Los Angeles, San Francisco, Las Vegas, Miami, Portland, Columbus, Cincinnati, Chicago, Vancouver, Edmonton and Toronto. Our more than 17,500 customer locations include many of the leading independent restaurants in each of our markets. By leveraging an experienced and sophisticated sales force of approximately 255 sales professionals, we maintain collaborative relationships with thousands of chefs while also acting as a critical marketing arm and route-to-market for many of our suppliers. Operating out of eighteen distribution centers and providing service six days a week in many of our service areas, we utilize our fleet of delivery trucks to fill our customers’ orders.

Our principal executive offices are located at 100 East Ridge Road, Ridgefield, Connecticut 06877, our telephone number is (203) 894-1345, and our website address is www.chefswarehouse.com. The reference to our website is provided as an inactive textual reference and does not constitute incorporation by reference into this prospectus of any of the information contained on our website.

GENERAL DESCRIPTION OF SECURITIES WE MAY SELL

We may offer and sell, at any time and from time to time:

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01 per share;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	warrants to purchase any of the other securities that may be sold under this prospectus; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Part I. Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, under “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 7, 2013 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), including documents we file with the SEC after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement, before making a decision to invest in our securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by us hereby. Unless otherwise indicated in any prospectus supplement, we intend to use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include the repayment or refinancing of all or a portion of any indebtedness outstanding at a particular time, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds from the sale of securities offered by us hereby, we expect to invest the proceeds in short-term, interest bearing instruments or other investment-grade securities. We will not have access to any net proceeds attributable to selling stockholders.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our current and former executive officers, employees and directors, who we refer to in this prospectus as the “selling stockholders,” of up to 2,507,522 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus is a part. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (1) several private placements of membership interests in our predecessor company that were converted into shares of our common stock in connection with the conversion of that predecessor company to The Chefs’ Warehouse, Inc. in connection with our initial public offering, (2) open-market acquisitions or (3) issuances of shares of our common stock pursuant to our 2011 Omnibus Equity Incentive Plan. Information about the selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in an applicable prospectus supplement, or in documents incorporated by reference into this prospectus that we file with the SEC. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the periods indicated:

	FISCAL YEAR ENDED					THREE MONTHS ENDED
	DECEMBER 28, 2012	DECEMBER 30, 2011	DECEMBER 24, 2010	DECEMBER 25, 2009	DECEMBER 26, 2008	MARCH 29, 2013
Ratio of earnings to fixed charges	7.79x	1.91x	4.88x	4.48x	2.57x	4.30X

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consists of pre-tax income from continuing operations; plus fixed charges; minus capitalized interest. “Fixed charges” is the sum of expensed and capitalized interest and amortized premiums, discounts and capitalized expenses related to indebtedness.

As of the date of this prospectus, we have no preferred stock outstanding and, accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 16, 2013, 21,177,910 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes the material terms of our capital stock. The description of capital stock is qualified by reference to our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock, which has a par value of $0.01, are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. In the opinion of our counsel, the outstanding shares of our common stock are, and the shares offered by us pursuant to this prospectus will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of preferred stock in one or more series at any time or from time to time. Each such series of preferred stock will have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by our board of directors.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of shares of our common stock or which holders of our common stock might believe to be in their best interests.

Certain Anti-Takeover Matters

Delaware Business Combination Statute

Under Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock, or an interested stockholder, for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least two-thirds of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of a corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because we have “opted out” of Section 203 of the DGCL in our Certificate of Incorporation, the statute will not apply to business combinations involving us.

Provisions of our Certificate of Incorporation and Bylaws

Under our Certificate of Incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then serving, or by the sole remaining director. The limitations on filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Our Certification of Incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken only if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting. Our Bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors, the chief executive officer, the secretary, or the board of directors. Under our Bylaws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with certain requirements regarding advance notice to the company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions also may discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting and not by written consent.

The DGCL provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation does not require a greater percentage.

NASDAQ Global Select Market Listing Trading

Our common stock is listed on The NASDAQ Global Select Market under the symbol “CHEF.”

Transfer Agent and Registrar

We have appointed American Stock Transfer & Trust Company, LLC to be our transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, is only a summary of the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below may generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We will file forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus with the SEC and such documents shall be incorporated into the registration statement on Form S-3 of which this prospectus is a part. We urge you to read the applicable prospectus supplements related to the warrants that we issue under this prospectus, as well as the complete warrant agreements and related warrant certificates that contain the terms of the warrants.

We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

General

As of May 17, 2013, we have no warrants issued and outstanding.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the terms of such warrants, including, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•

the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement will describe the terms of such warrants, including, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•

the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•

the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Description of Warrants—Warrant Adjustments” below.

Exercise of Warrants; Amendments; Supplements to the Warrant Agreements

We will describe in the applicable prospectus supplement the manner in which a holder of warrants may exercise them and the manner in which we may amend or supplement a warrant agreement.

Warrant Adjustments

The applicable prospectus supplement will indicate the circumstances under which the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant may be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We will issue any senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement or free writing prospectus that is related to the debt securities that we sell under this prospectus, as well as the complete indentures, and any supplements thereto, that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”), our senior subordinated debt (“senior subordinated debt securities”), our subordinated debt (“subordinated debt securities”) or our junior subordinated debt (“junior subordinated debt securities” and, together with the senior subordinated debt securities and the subordinated debt securities, the “subordinated securities”). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of debt securities which we may issue, including senior debt securities, senior subordinated debt securities, subordinated debt securities and junior subordinated debt securities, and do not limit us form issuing any other debt, including secured and unsecured debt. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the securities of a series;

•	the ranking of the specific series of debt securities relative to our and our subsidiaries’ other outstanding indebtedness;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•

if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•

any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the material United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special material United States federal income tax considerations that may be applicable to the particular debt securities.

The debt securities will represent our general obligations. We are a non-operating holding company and almost all of the operating assets of us and our consolidated subsidiaries are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our subsidiaries. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus, and the subordinated indenture filed as an exhibit to the registration statement of which this prospectus is a part may be modified by a supplemental indenture to reflect such subordination provisions.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part prohibit us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•

either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•

immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to merger, consolidation and sale of assets.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” in the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part with respect to the debt securities of any series, we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)	default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4)	default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6)	any other Events of Default provided with respect to debt securities of that series that are set forth in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the occurrence of certain Events of Default or an acceleration may constitute an event of default under certain of our other indebtedness outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that no holder of any debt security issued under the indenture may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that during the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the Event of Default.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•

provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder of the debt securities of a series.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities; or

•	adversely affect the ranking or priority of the debt securities of any series.

Satisfaction, Discharge and Covenant Defeasance

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, the indentures in the forms initially filed as exhibits to the registration statement, of which this prospectus is a part, provide that we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an Event of Default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•

U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same Federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no Event of Default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that so long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement or free writing prospectus, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we, or the selling stockholders, may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to purchasers directly in negotiated sales or in competitively bid transactions; or

•	through a combination of any of these methods.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent.

The selling stockholders may also sell their shares of common stock in accordance with Rule 144 of the Securities Act, or any other available exemption, rather than by use of this prospectus.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities, if any.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our or, as applicable, the selling stockholders’ account and will receive commissions from us or the selling stockholders as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us or, as applicable, the selling stockholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the selling stockholders and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we, or any selling stockholder, may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable by us or any selling stockholder for solicitation of these contracts.

Direct Sales

We, or the selling stockholders, may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us or any selling stockholder, to indemnification by us or a selling stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us or a selling stockholder to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us or a selling stockholder and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we, or the selling stockholders, will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock, preferred stock or debt securities upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by Bass, Berry  & Sims PLC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of the Company as of December 28, 2012 and December 30, 2011, and for each of the fiscal years in the three-year period ended December 28, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2012, have been incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012 in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Michael’s Finer Meats, LLC as of December 25, 2011 and December 26, 2010, and for each of the fiscal years in the three-year period ended December 25, 2011 have been incorporated herein by reference to Exhibit 99.2 of the Company’s Current Report on Form 8-K/A filed with the SEC on October 25, 2012 in reliance upon the report of GBQ Partners, LLC, an independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.chefswarehouse.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any applicable prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed” in accordance with SEC rules):

1.	Annual Report on Form 10-K for the year ended December 28, 2012, filed with the SEC on March 13, 2013.

2.	Quarterly Report on Form 10-Q for the quarter ended March 29, 2013, filed with the SEC on May 7, 2013, and Amendment No. 1 to Quarterly Report on Form 10-Q for the quarter ended September 28, 2012, filed with the SEC on March 13, 2013.

3.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2013.

4.

Current Reports on Form 8-K filed with the SEC on January 2, 2013, January 24, 2013, March 18, 2013, April 18, 2013 and May 1, 2013 and Current Report on Form 8-K/A filed with the SEC on October 25, 2012.

5.	The description of our common stock set forth under the heading “Description of Our Capital Stock” in the prospectus included in the Registration Statement on Form S-1 (File No. 333-173445) initially filed with the SEC on April 12, 2011 (as amended from time to time).

6.	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date that the registration statement of which this prospectus is a part was originally filed with the SEC and prior to the effectiveness of the registration statement.

7.	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of the offering.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies, or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus or any accompanying prospectus supplement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents shall be directed to:

The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, Connecticut 06877

Attn: Corporate Secretary

Telephone: (203) 894-1345

3,300,000 Shares

THE CHEFS’ WAREHOUSE, INC.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Jefferies

J.P. Morgan

BMO Capital Markets

BB&T Capital Markets

Canaccord Genuity

                    , 2013